Exhibit 10.19

OPTION,

LICENSE AND DEVELOPMENT AGREEMENT

by and between

PFIZER INC.

and

LPATH, INC.

*** Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.

OPTION, LICENSE AND DEVELOPMENT AGREEMENT

Option, License and Development License Agreement (this “Agreement”) dated as of December 16, 2010 between Lpath, Inc., a Nevada corporation with offices located at 6335 Ferris Square, Suite A, San Diego, CA 92121 (“Lpath”), and Pfizer Inc., a Delaware corporation with offices located at 235 East 42nd Street, New York, New York, 10017, U.S.A. (“Pfizer”).

WHEREAS, Lpath owns or otherwise Controls (as defined below) certain patents, patent applications, technology, know-how and scientific and technical information relating to the humanized antibody known as Sonepcizumab (as defined below);

WHEREAS, Pfizer has extensive experience and expertise in the development and commercialization of pharmaceutical products, and desires to acquire an exclusive option for an exclusive license in the Field in the Territory (as defined below) to such patents, patent applications, technology, know how and scientific and technical information; and

WHEREAS, Lpath desires to grant such option for a license to Pfizer;

NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein, Lpath and Pfizer hereby agree as follows:

Section 1 DEFINITIONS.

For purposes of this Agreement, the following definitions shall be applicable:

1.1 “Affiliate” means any entity directly or indirectly controlled by, controlling, or under common control with, a Party to this Agreement, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means (a) possession, direct or indirect, of the power to direct or cause direction of the management or policies of an entity (whether through ownership of securities or other ownership interests, by contract or otherwise), or (b) beneficial ownership of at least 50% of the voting securities or other ownership interest (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of an entity.

1.2 “Alliance Manager” shall have the meaning assigned to it in Section 4.2.

1.3 “Antibody” means any immunoglobulin that binds to a specific target antigen, including any murine, chimeric, humanized or human forms thereof. “Antibody” also includes, any fragments, subunits, derivatives or multimeric forms thereof, any fusion protein derived from the foregoing or multispecific forms thereof, and any other native, genetically engineered protein or protein scaffold derived from the foregoing, in each case that bind to the same target molecule as the Antibody from which it is derived.

1.4 “Back of the Eye Disease” means any disease that affects the structures of the eye posterior to the lens, including the vitreous humor, the retina including the macula, fovea, and retinal pigment epithelium, the choroid and choriocapillaris, the optic disc or the optic nerve.

1.5 “Business Day” means a day other than a Saturday, Sunday, or bank or other public holiday in New York, New York.

1.6 “Change of Control” means that any of the following has occurred:

(a) any Person or group becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the outstanding Voting Stock or voting power over Voting Stock of (i) Lpath or (ii) any one or more Persons which are direct or indirect parent holding companies of Lpath or Affiliates controlling Lpath (Lpath, together with the Persons described in clause (ii), each hereinafter referred to, individually, as a “Lpath Group Company” and, collectively, as the “Lpath Group Companies”); provided, however, that (A) if such Person or group already is the beneficial owner, directly or indirectly, of fifty percent (50%) or more of such outstanding Voting Stock or voting power, then the acquisition of additional such Voting Stock or voting power shall not be a “Change of Control,” and (B) “Change of Control” shall not include any bona fide equity financings of Lpath by financial investors (i.e., where a majority of the amount invested is from investors that are not pharmaceutical companies); or

(b) any Lpath Group Company enters into an agreement with any Person or group providing for the sale or disposition of all or substantially all of the assets of the Lpath Group Companies, on a consolidated basis; or

(c) any Lpath Group Company enters into an agreement with any Person providing for the matters described in subsection (a) or (b) above;

For purposes of this definition of “Change of Control” only: (A) references to any Lpath Group Company shall be deemed to include all successors in any merger, consolidation, reorganization or similar transaction (or series of related transactions) preceding any transaction (or series of related transactions) described above; (B) “beneficial ownership” (and other correlative terms) means beneficial ownership as defined in Rule 13d-3 under the United States Securities and Exchange Act of 1934, as amended; it being understood and agreed that “beneficial ownership” shall also include any securities which any Person or any of such Person’s Affiliates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; (C) “group” means group as defined in the Securities Exchange Act of 1934, as amended and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof; and (D) “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) of an entity means possession, direct or indirect, of (i) the power to direct or cause direction of the management and policies of such entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (ii) at least fifty percent (50%) of the voting securities (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of such entity.

1.7 “Combination Product” means any Licensed Product, in all dosage strengths, which contains both Sonepcizumab and at least one other therapeutically active ingredient that is either (a) physically mixed with Sonepcizumab to produce a single product for commercial distribution; or (b) packaged together with any Licensed Product in a single package or unit that is sold for a single price in commercial distribution. For purposes of this definition of “Combination Product” only, a “therapeutically active ingredient” is any ingredient that when combined with Sonepcizumab or a Licensed Product as described in subclauses (a) and (b) above would require human clinical studies, other than the human clinical studies required for Regulatory Approval of the original Licensed Product, in order for such Combination Product to be commercialized.

1.8 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, those reasonable, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances. With respect to any efforts relating to the development, Regulatory Approval or commercialization of a Licensed Product by a Party, generally or with respect to any particular country in the Territory, a Party will be deemed to have exercised Commercially Reasonable Efforts if such Party has exercised those efforts normally used by such Party, in the relevant country, with respect to a compound, product or product candidate, as applicable (a) of similar modality Controlled by such Party, or (b) (i) to which such Party has similar rights, (ii) which is of similar market potential in such country, and (iii) which is at a similar stage in its development or product life cycle, as the Licensed Product, in each case, taking into account all Relevant Factors in effect at the time such efforts are to be expended. Further, to the extent that the performance of a Party’s obligations hereunder is adversely affected by the other Party’s failure to perform its obligations hereunder, the impact of such performance failure will be taken into account in determining whether such Party has used its Commercially Reasonable Efforts to perform any such affected obligations.

1.9 “Control” or “Controlled” means, with respect to any intellectual property right, any right that a Party or an Affiliate of a Party owns or has a license to and has the ability to grant a license or sublicense in or to such right without violating the terms of any agreement or other arrangement with any Third Party.

1.10 “Designated Indication” means each and any of the following indications: (i) wet age-related macular degeneration (excluding pigment epithelial detachment) (“Wet AMD”), (ii) diabetic retinopathy, (iii) dry age-related macular degeneration, (iv) diabetic macular edema, and (v) glaucoma, as defined below:

(a) “Wet AMD” means all forms of choroidal neovascularization associated with age-related macular degeneration (ARMD), including minimally and predominantly classic or occult lesions. Wet AMD does not include ***.

(b) “Diabetic retinopathy” or “DR” means non-proliferative diabetic retinopathy (NPDR) or Proliferative diabetic retinopathy (PDR). DR excludes patients who ***.

(c) “Dry AMD” means all stages of ARMD not associated with choroidal neovascularization, including macular drusen, macular pigmentary changes and geographic atrophy, without concomitant choroidal neovascularization.

(d) “Diabetic Macular Edema” means the thickening of the macula with or without visual impairment due to complications of diabetic eye disease associated with diabetic retinopathy.

(e) “Glaucoma” means primary open angle glaucoma, chronic open angle glaucoma, normal tension glaucoma and ocular hypertension, but excludes ***.

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1.11 “Development Plan” means the written plan and budget for the clinical development of the Licensed Product in the Field in the Territory during the Option Period. The initial Development Plan is attached hereto as Schedule 1.11 and the Development Plan may be modified as set forth in Section 4.1(b).

1.12 “EMA” means the European Medicines Agency of the European Union and any successor agency thereto.

1.13 “Execution Date” means the date that this Agreement has been fully-executed by Lpath and Pfizer.

1.14 “Existing Lpath Agreements” shall have the meaning set forth in Section 8.8.

1.15 “Event Milestone Payments” means the amounts set forth in Section 6.1(a) opposite the respective Event Milestones.

1.16 “Expansion Rights” shall have the meaning set forth in Section 3.4.

1.17 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.18 “FDCA” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.

1.19 “Field” All therapeutic uses in the field of ophthalmology, subject to expansion as set forth in Section 3.4.

1.20 “Field-Related Licensing Revenue” means cash up-front payments, milestone payments, royalties and other payments paid to Lpath attributable to Lpath’s granting or conveyance of rights to develop and/or commercialize Licensed Products in the Field, excluding (i) amounts attributable to products other than Licensed Products, (ii) amounts attributable to Licensed Products outside the Field, (iii) bona fide research and development funding payable to Lpath, (iv) bona fide amounts to reimburse Lpath for, or required to be expended by Lpath for, payments to Third Parties and other costs incurred by Lpath in connection with the research, development or commercialization of Licensed Products, (v) payments for equity of Lpath (but including premium on equity), (vi) bona fide payments for the supply of goods (including Licensed Products), (vii) reimbursements of patent costs, and similar bona fide payments.

1.21 “Generic Market Share” means, with respect to a particular Licensed Product, a fraction (expressed as a percentage), the numerator of which shall be the aggregate total unit sales of all applicable Generic Products in a country in the Territory, and the denominator of which shall be the aggregate total unit sales of all such Generic Products and all relevant Licensed Products in such country, based on data provided by IMS International, or, if such data is not available from IMS International, such other reliable data source as reasonably determined by Pfizer and reasonably agreed to by Lpath. If IMS International data (or such other data source) is not sufficient to determine the percentage market share for each country in the European Union, the average percent market share of the Major EU Countries for which data is available will be deemed to be the percent market share for those countries in the European Union for which the data is not available.

1.22 “Generic Product” means, with respect to any Licensed Product for which Regulatory Approval has been granted, any pharmaceutical product that (i) is sold by a Third Party that is not a licensee or sublicensee of Pfizer or its Affiliates, or any of their licensees or sublicensees under a Regulatory Approval for an indication in the Field granted by a Regulatory Authority to such Third Party, and (ii) *** (x) for purposes of the United States, is approved in reliance on the prior approval of a Licensed Product, as determined by the FDA, or (y) for purposes of a country outside the United States, is approved in reliance on the prior approval of a Licensed Product as determined by the applicable Regulatory Authority, in either case through an abbreviated regulatory process that does not require the submission of full safety and efficacy data by reason of reference (other than by permission or licensee or sublicensee of Pfizer or its Affiliates, or any of their licensees or sublicensees) to regulatory filings with respect to the such Licensed Product. A product that is approved in a country primarily based upon the prior regulatory approval of such product in another country (the “Prior Country”) will qualify as a Generic Product for purposes of this Agreement with respect to the applicable country if at the time of such approval such product qualifies as a Generic Product under this Agreement with respect to the Prior Country.

1.23 “Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

1.24 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.25 “IND” means an Investigational New Drug Application submitted under the FDCA; or an analogous application or filing with any analogous agency or Regulatory Authority outside of the United States under any analogous foreign Law for the purposes of obtaining permission to conduct human clinical studies.

1.26 “Indemnified Party” shall have the meaning assigned to it in Section 14.3.

1.27 “Indemnifying Party” shall have the meaning assigned to it in Section 14.3.

1.28 “JDC” shall have the meaning assigned to it in Section 4.1(a).

1.29 “JDC Meeting” shall have meaning assigned to it in Section 4.1(g).

1.30 “Launch” means the first shipment of a Licensed Product in commercial quantities for commercial sale by Pfizer, its Affiliates or its sublicensees to a Third Party in a country in the Territory after receipt by Pfizer of the first Regulatory Approval (and, in any country in which Price Approval is necessary or relevant for a majority of the population to obtain access to pharmaceutical products, Price Approval) for such Licensed Product in or for such country.

1.31 “Laws” means all laws, statutes, rules, regulations, orders, judgments and/or ordinances of any Governmental Authority.

1.32 “License” shall have the meaning assigned to it in Section 3.2(a).

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1.33 “License Effective Date” means the Option Exercise Date, or, if a filing is required under the HSR Act with respect to the exercise of the Option, the later of (i) the date upon which the applicable waiting period under the HSR Act shall have expired or been terminated with respect to this Agreement and (ii) the date on which any government investigations opened by means of a second request or otherwise shall have been closed.

1.34 “Licensed Product” means any pharmaceutical product containing Sonepcizumab in all dosage strengths, forms and formulations, alone or in combination with other products.

1.35 “Losses” shall have the meaning assigned to it in Section 14.2.

1.36 “Lpath Confidential Information” means all information about any element of Lpath Technology, as well as any other information regarding the business and operations of Lpath, that is or has been disclosed (whether orally or in writing) by Lpath to Pfizer or its Affiliates to the extent that such information is not (i) as of the date of disclosure to Pfizer, known to Pfizer or its Affiliates other than under an obligation of confidentiality; or (ii) disclosed in published literature, or otherwise generally known to the public through no breach by Pfizer of this Agreement; or (iii) obtained by Pfizer or its Affiliates from a Third Party free from any obligation of confidentiality; or (iv) independently developed by Pfizer or its Affiliates without use of or reference to the Lpath Confidential Information

1.37 “Lpath Patent Rights” means Primary Lpath Patent Rights and Secondary Lpath Patent Rights.

(a) “Primary Lpath Patent Rights” means all patents and patent applications, whether domestic or foreign, including all continuations, continuations-in-part, divisions, provisionals and renewals, and letters of patent granted with respect to any of the foregoing, patents of addition, supplementary protection certificates, registration or confirmation patents and all reissues, re-examination and extensions thereof, owned or otherwise Controlled by Lpath as of the Execution Date or at any time during the Term that relate to any Licensed Product in the Field or the research, development, manufacture, use or sale thereof, and are listed in Exhibit A, and any patents that may issue from, or claim priority to or through, the applications listed on Exhibit A. ***.

(b) “Secondary Lpath Patent Rights” means all patents and patent applications, whether domestic or foreign, including all continuations, continuations-in-part, divisions, provisionals and renewals, and letters of patent granted with respect to any of the foregoing, patents of addition, supplementary protection certificates, registration or confirmation patents and all reissues, re-examination and extensions thereof, owned or otherwise Controlled by Lpath as of the Execution Date or at any time during the Term that relate to any Licensed Product in the Field or the research, development, manufacture, use or sale thereof and are listed in Exhibit A-2, and any patents that may issue from, or claim priority to or through, the applications listed on Exhibit A-2. ***.

1.38 “Lpath Technology” means any Technology owned or otherwise Controlled by Lpath as of the Execution Date or at any time during the Term. In the event that Lpath undergoes a Change of Control, then: (a) Lpath Technology shall continue to include all

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Technology Controlled by Lpath immediately prior to such Change of Control, (b) Lpath Technology shall not include or be deemed to include any Technology, or intellectual property rights therein or thereto, owned or Controlled by the entity acquiring Lpath (the “Acquirer”) or any Affiliate of Acquirer prior to such Change of Control, or thereafter developed or made by Acquirer or its Affiliates independently and without reference to any of Lpath’ s non-public know-how or information related to Sonepcizumab or of Lpath’s program related to Licensed Products and/or continuing activities related to Licensed Products, if any, in such program after such Change of Control.

1.39 “Major EU Countries” means the ***.

1.40 “Major Market Countries” means the ***.

1.41 “NDA” means a Biologics License Application or New Drug Application filed with the FDA with respect to a pharmaceutical product or an analogous application or filing with any Regulatory Authority outside of the United States (including any supra-national agency such as the European Union) for the purpose of obtaining approval to market and sell a pharmaceutical product in such jurisdiction.

1.42 “Net Sales” means

(a) with respect to a Licensed Product that is not a Combination Product, the gross amount invoiced from sales by Pfizer and its Affiliates and sublicensees of such Licensed Product to Third Parties in the Territory, less in each case (i) bad debts specifically written off on the books of Pfizer (or its Affiliate or sublicensee), such deduction for bad debt not to exceed ***% of Net Sales in any given quarter, and provided that amounts written off as bad debt that are subsequently collected or recovered are included in Net Sales when received, (ii) sales returns and allowances actually paid, granted or accrued, including trade, quantity and cash discounts, and (iii) any other adjustments actually paid, granted or accrued and reflected on the books of Pfizer (or its Affiliate or sublicensee, as applicable), including those granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargeback rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers, chain pharmacies, mass merchandisers, staff model HMO’s, pharmacy benefit managers or other institutions (in all cases where such reimbursements or payments are consistent with Pfizer’s net payment schedule for its own products and other licensed products it may sell from time to time), adjustments arising from consumer discount programs or other similar programs, customs or excise duties, sales tax, consumption tax, value added tax, and other taxes (except income taxes) or duties relating to sales, any payment by Pfizer in respect of sales of Licensed Products to the United States government, or any state government or any foreign government, or to any other Governmental Authority, or with respect to any government-subsidized program or managed care organization, in each case to the extent allocable to sales of Licensed Products in accordance with generally accepted accounting principles, and (iv) freight and insurance (to the extent that Pfizer, its Affiliates or its sublicensees bear the cost of freight and insurance for the Licensed Product); and

(b) with respect to a Licensed Product that is a Combination Product, if the Licensed Product and the other therapeutically active ingredients are separately sold by Pfizer,

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the portion of Net Sales of the Combination Product attributable to Sonepcizumab contained in the Combination Product shall equal ***, in each case in the relevant country in which sales were made, during the same royalty reporting period and in similar volumes; and

(c) with respect to a Licensed Product that is a Combination Product, if the Licensed Product is sold by Pfizer and the other therapeutically active ingredients is not sold by Pfizer, the portion of Net Sales of the Combination Product attributable to Sonepcizumab contained in the Combination Product shall equal ***, in each case in the relevant country in which sales were made, during the same royalty reporting period and in similar volumes. “***” or “***” means the ***; and the Parties agree that the applicable *** shall, if available, be used for calculations described in this Section 1.42(c).

(d) If the fraction described in the preceding sentence cannot be determined because the applicable Licensed Products and/or other products are not separately sold, then *** within such Combination Product, and (X) if ***, and (Y) if the *** for purposes of determining the apportionment of Net Sales of such Combination Product.

Sales between or among Pfizer, its Affiliates or sublicensees shall be excluded from the computation of Net Sales; provided that subsequent resale to a Third Party (which resale is not a sale between or among Pfizer, its Affiliates or sublicensees) shall be included in the computation of Net Sales. Net Sales shall be determined from books and records maintained in accordance with United States generally accepted accounting principles, as consistently applied by Pfizer (and its Affiliates and sublicensees, as applicable) with respect to sales of the Licensed Product and other products. For the avoidance of doubt, amounts described in items (i) through (iv) of section 1.42(a) above that are paid or reimbursed to Pfizer (or its Affiliate or sublicense) separately from the gross amount invoiced from sales by Pfizer and its Affiliates and sublicensees of such Licensed Product to Third Parties shall not be deducted in calculating Net Sales.

1.43 “Option” shall have the meaning assigned to it in Section 3.1 of this Agreement.

1.44 “Option Exercise Date” means the date on which Pfizer notifies Lpath that it wishes to exercise the Option pursuant to Section 3.1.

1.45 “Option Period” shall have the meaning assigned to it in Section 3.1.

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1.46 “Option Trigger Date” means the date of delivery to Pfizer of interim unmasked safety and efficacy reports (including relevant data regarding, and such analysis as Lpath has conducted regarding, ***) relating to both the Phase Ib study of Sonepcizumab in pigment epithelial detachment that is planned as of the Execution Date and that is referred to by Lpath as the PEDIGREE Study (the “Phase Ib Study”) and the Phase IIa study of Sonepcizumab in wet age-related macular degeneration that is planned as of the Execution Date and that is referred to by Lpath as the NEXUS Study (the “Phase IIa Study”), such reports to contain the information described in Schedule 1.46.

1.47 “Overage” shall have the meaning set forth in Section 5.2.

1.48 “Party” means Pfizer, Lpath, or an Affiliate of Pfizer or Lpath.

1.49 “Person” means an individual, corporation, partnership, company, joint venture, unincorporated organization, limited liability company or partnership, sole proprietorship, association, bank, trust company or trust, whether or not legal entities, or any Governmental Authority.

1.50 “Pfizer Confidential Information” means all information relating to Licensed Products, as well as any other information regarding the business and operations of Pfizer, that is or has been disclosed (whether orally or in writing) by Pfizer to Lpath or its Affiliates to the extent that such information is not (i) as of the date of disclosure known to Lpath or its Affiliates other than under an obligation of confidentiality; or (ii) disclosed in published literature, or otherwise generally known to the public through no breach by Lpath; of this Agreement or (iii) obtained by Lpath or its Affiliates from a Third Party free from any obligation of confidentiality; or (iv) independently developed by Lpath or its Affiliates without use of or reference to the Pfizer Confidential Information.

1.51 “Pfizer Quarter” means each of the four (4) successive thirteen (13) week periods (i) with respect to the United States, commencing on January 1 of any calendar year, and (ii) with respect to any country in the Territory other than the United States, commencing on December 1 of any calendar year.

1.52 “Pfizer Year” means the twelve (12) month period (i) with respect to the United States, commencing on January 1 of any calendar year, and (ii) with respect to any country in the Territory other than the United States, commencing on December 1 of any calendar year.

1.53 “Phase Ib Study” shall have the meaning set forth in Section 1.46.

1.54 “Phase IIa Study” shall have the meaning set forth in Section 1.46.

1.55 “Phase IIb Clinical Study” means a clinical study, other than the Phase IIa Study and other than any Phase III Clinical Study, that is intended to test the effectiveness of a Licensed Product for a specific indication in patients with the disease or condition under study and to establish the dosing regimen for use in a Phase III Clinical Study of such Licensed Product for a specific indication.

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1.56 “Phase III Clinical Study” means a pivotal safety and efficacy clinical study intended to meet the requirements for a Regulatory Approval for a human pharmaceutical product.

1.57 “Price Approval” means, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

1.58 “Regulatory Approval” means any and all approvals, with respect to any jurisdiction, or authorizations (other than Price Approvals) of a Regulatory Authority, that are necessary for the commercial manufacture, distribution, use, marketing or sale of a pharmaceutical product in such jurisdiction.

1.59 “Regulatory Authority” means, in respect of a particular country or jurisdiction, the Governmental Authority having responsibility for granting Regulatory Approvals in such country or jurisdiction.

1.60 “Relevant Factors” means all relevant factors that may affect the development, Regulatory Approval or commercialization of a Licensed Product, including (as applicable): ***.

1.61 “Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period commencing upon the date of the first Launch of the first Licensed Product in the Field in a given country and ending upon the ***of such Licensed Product in the Field in such country.

1.62 “Sales Milestone Payments” means the amounts set forth in Section 6.2.

1.63 “Shared Costs” shall have the meaning set forth in Section 5.2.

1.64 “Sonepcizumab” means the humanized Antibody that is known as “sonepcizumab” and is currently designated by Lpath as “LT1009,” as further described in Schedule 1.64. “Sonepcizumab” also includes with any ***, in each case that retains at least *** % of the ***, as set forth in Schedule 1.64.

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1.65 “Technology” means all scientific and technical information, data and know-how to the extent they relate to any Licensed Product in the Field, or the research, development, manufacture, use or sale thereof, including any intellectual property rights embodying any of the foregoing, but excluding any Lpath Patent Rights.

1.66 “Term” means the period of time commencing on the Execution Date and ending on the earlier of (i) the last day of the Option Period if Pfizer does not exercise the Option and (ii) if Pfizer does exercise the Option, the earlier of (x) the last to expire Royalty Term and (y) the effective date of termination of this Agreement pursuant to Section 13.2.

1.67 “Termination Repayment Cap Amount” means (A) if this Agreement is terminated after completion of the first Phase IIb Clinical Study for any Licensed Product in the Field but prior to completion of the first Phase III Clinical Study for any Licensed Product in the Field, $ ***), or (B) if the Agreement is terminated after completion of the first Phase III Clinical Study for any Licensed Product in the Field, $*** ). For the avoidance of doubt, if the circumstances described above with respect to more than one Termination Repayment Cap Amount are satisfied, ***. For clarity, if this Agreement is terminated before completion of the first Phase IIb Clinical Study for any Licensed Products in the Field, ***.

1.68 “Territory” means the entire world.

1.69 “Third Party” means any Person other than Pfizer, Lpath, or any of their respective Affiliates.

1.70 “Third Party Claim” shall have the meaning assigned to it in Section 14.3.

1.71 “Trademarks” means any trademarks used or intended to be used in connection with a Licensed Product and any accompanying logos, taglines, slogans, trade dress, domain names or other indicia of origin.

1.72 “Transition Plan” shall have the meaning assigned to it in Section 5.1.

1.73 “Valid Claim” means any issued and unexpired claim within the Primary Lpath Patent Rights that has not been rejected, revoked or held unenforceable or invalid by a final, nonappealable decision of a court or other Governmental Authority of competent jurisdiction or unappealed within the time allowable for appeal, and that has not been explicitly disclaimed, or admitted by Lpath to be invalid or unenforceable through reissue, disclaimer or otherwise.

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1.74 “Voting Stock” means securities of any class or series of a corporation, association or other entity, the holders of which are ordinarily, in the absence of contingencies, entitled to vote generally in matters put before the shareholders or members of such corporation, association or other entity.

1.75 Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “include”, “includes” and “including” are not limiting and each means include, includes and including, without limitation; (ii) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (iii) references to an agreement, statute or instrument mean such agreement, statute or instrument as from time to time amended, modified or supplemented; (iv) references to a Person are also to its permitted successors and assigns; (v) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or any Exhibit or Schedule to, this Agreement unless otherwise indicated; (vi) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (vii) the word “any” shall mean “any and all” unless otherwise indicated by context.

Section 2 HSR.

Promptly following the Option Exercise Date, Pfizer shall notify Lpath whether Pfizer intends to make a filing under the HSR Act, and, if Pfizer decides to make such a filing, then Pfizer (or its Affiliate) and Lpath (or its Affiliate) shall use Commercially Reasonable Efforts to take (i) all actions necessary to make the filing required under the HSR Act and (ii) reply at the earliest practicable date to any requests for information received from the United States Federal Trade Commission (“FTC”) or Antitrust Division of the United States Department of Justice (“DoJ”) pursuant to the HSR Act. The Parties shall, to the extent reasonably practicable, consult with one another prior to making any filings, responses to inquiries, or other contacts with the FTC or DoJ concerning the transactions contemplated hereby. Pfizer shall be responsible for the fee due to the FTC in respect of such filing. Lpath will pay its own expenses with respect to the original filing. If the FTC makes a second request for information, ***.

Section 3 OPTION AND LICENSES.

3.1 Option.

For a period beginning on the Execution Date and ending on the earlier of (i) the *** day after the Option Trigger Date and (ii) the Option Exercise Date (such period, the “Option Period”), Pfizer shall have an exclusive option (the “Option”), to be exercised at Pfizer’s sole discretion, to acquire the License. Pfizer shall notify Lpath whether or not it wishes to exercise the Option no later than the last day of the Option Period. During the Option Period Lpath shall not (itself or through its advisors or agents), and shall cause its Affiliates not to, engage in, solicit, initiate, encourage, seek, entertain or enter into any agreement with any Third Party relating to the license or acquisition by any Third Party of any interest or right (including, without limitation, any ownership interest or license right, or option therefor) in or to the Lpath Patent Rights or Lpath Technology, in whole or in part, for use in the research, development, manufacture or commercialization of Licensed Products in the Field in the Territory; provided, however, that the foregoing shall not be construed to prevent Lpath from entering into such

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agreements (i) with contract manufacturers for manufacture of Licensed Products, or with contract research organizations or trial sites with respect to clinical trials of Licensed Products, or (ii) with any Third Party with respect to a transaction whereby such Third Party would acquire all or substantially all of Lpath’s business or assets with respect to Licensed Products. For the avoidance of doubt, nothing in this Section 3.1 shall be construed to preclude, or to require the consent of Pfizer for, an Lpath Change of Control.

After the Option Trigger Date, Pfizer shall have the right from time to time to request additional efficacy and safety data from both the Phase Ib Study and the Phase IIa Study that was generated during the Option Period, and Lpath shall provide such information *** after such request. Pfizer shall make requests for such data within *** of time after the Option Trigger Date such that Lpath shall have *** to respond to such request and Pfizer shall have *** to review such additional data before ***; provided, however, that if any new safety or efficacy data first becomes available during the last *** days of the Option Exercise Period and such data is materially different from other safety and efficacy data previously provided to Pfizer, the Option Exercise Period shall be extended for a reasonable period not to exceed *** days in order to allow Pfizer a reasonable opportunity to evaluate such data and make an informed decision with respect to the exercise of the Option in light of such data.

Lpath acknowledges that ***.

3.2 Product Licenses.

(a) Exclusive License. Subject to the terms of this Agreement, effective as of the License Effective Date, Lpath hereby grants to Pfizer, and Pfizer hereby accepts, an exclusive license (the “License”) (even as to Lpath and its Affiliates), including the right to sublicense, under the Primary Lpath Patent Rights and Lpath Technology to make, have made, use, sell, offer for sale, supply, cause to be supplied, and import Licensed Products in the Field in the Territory. Pfizer will not develop or seek to register a Licensed Product outside of the Field.

(b) Non-Exclusive License. Subject to the terms of this Agreement, effective as of the License Effective Date, Lpath hereby grants to Pfizer, and Pfizer hereby accepts, a non-exclusive, royalty-free license, including the right to sublicense, under the Secondary Lpath Patent Rights to make, have made, use, sell, offer for sale, supply, cause to be supplied, and import Licensed Products in the Field in the Territory. For the avoidance of doubt, with respect to the Secondary Lpath Patent Rights within the *** and the ***, the license set forth in this Section 3.2(b) does not include any license to make, have made, use, sell, offer for sale, supply, cause to be supplied, and import antibodies (or fragments, subunits or derivatives of antibodies) that are not within the definition of Licensed Product.

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3.3 Non-Exclusive Licenses. Without limiting any of the licenses granted in Section 3.2:

(a) Effective as of the Execution Date, Lpath grants to Pfizer a non-exclusive, irrevocable (except upon termination of this Agreement for Pfizer’s breach), royalty-free, perpetual license in the Territory, with the right to sublicense only to Affiliates, to make and use for all research purposes (but not to sell or offer for sale) the Lpath Technology disclosed during the Term to Pfizer by Lpath or its Affiliates, in each case to the extent Controlled by Lpath; provided, however that (i) this research license does not include (A) any license under the Lpath Technology related to methods and techniques for generating or producing Antibodies that are intended to bind to a biologically active lipid, or (B) until such time, if any, as the license to Pfizer under Section 3.2 is expanded to include uses outside the Field, any license to develop Licensed Products for any use outside the Field; and

(b) Effective as of the Execution Date, Pfizer grants to Lpath a non-exclusive, irrevocable (except upon termination of this Agreement for Lpath’s breach), royalty-free, perpetual license in the Territory, with the right to sublicense only to Affiliates, to make and use for all research purposes (but not to sell or offer for sale) any Pfizer technology or scientific know-how disclosed during the Term to Lpath by Pfizer or its Affiliates, in each case to the extent Controlled by Pfizer.

3.4 Expansion of the Field. For so long as Pfizer retains the rights described in this Section 3.4, Lpath shall keep Pfizer reasonably apprised of the progress of any clinical trials for the Licensed Product in any indication outside the Field, including, but not limited to, the study to be conducted by *** . Lpath will use Commercially Reasonable Efforts to conduct a *** study during the ROFR Term (the *** and the *** referred to as the “***”). Lpath currently anticipates that it will have final data available for the *** by mid to late ***. Pfizer’s rights to negotiate to expand the Field described in clause (a), (b) and (c) below are referred to collectively as the “Expansion Rights.” Pfizer shall have the following rights with respect to expanding the Field to include other indications, including oncology indications, as follows:

(a) First Right of Negotiation. As of the Execution Date, Lpath desires and intends to seek to enter into a license, collaboration or similar agreement under which Lpath would grant to a Third Party rights to develop or commercialize Licensed Products in any indication outside the Field. If, within *** days after the Execution Date, Pfizer notifies Lpath that Pfizer wishes to negotiate to expand the Agreement to include one or more indications outside the Field, Pfizer shall have an exclusive right to negotiate with Lpath, during the *** day period after Pfizer so notifies Lpath, to expand the Agreement to include such other indication on mutually agreeable terms, and if Lpath and Pfizer do not enter into a definitive agreement for such expansion within the such time period, then Lpath shall thereafter be free to develop or commercialize Licensed Products outside the Field on its own or with any Third Party, subject to clause (b) below.

(b) Right of First Refusal. If during the ROFR Term (defined below), Lpath negotiates a final non-binding term sheet, letter of intent or other agreement with a Third Party for the licensing, co-development, co-marketing or other similar agreement for some or all of the rights relating to Sonepcizumab outside of the Field (each a “Third Party LOI”), Lpath will notify Pfizer and provide a copy of such Third Party LOI to Pfizer within five days after

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completing negotiations of the Third Party LOI. The Third Party LOI will contain the following material elements (to the extent such elements apply to the deal reflected in the Third Party LOI): ***. Pfizer will treat the Third Party LOI as the confidential information of Lpath and such Third Party. Pfizer will have *** days after receipt of the Third Party LOI to notify Lpath whether it wishes to enter into a new agreement with Lpath in accordance with all of the material terms and conditions of the Third Party LOI (the “New Agreement”). “ROFR Term” means the period from the Execution Date to the later of: (i) the ***, or (ii) *** months after the Execution Date.

If Pfizer notifies Lpath that it intends to enter into the New Agreement, Lpath agrees (i) to provide to Pfizer additional due diligence information and data customary for agreements of this type, and (ii) to negotiate a new license, co-marketing or co-development agreement, as applicable, with Pfizer in good faith in accordance with the terms and conditions contained in the Third Party LOI.

If Pfizer declines to enter into the New Agreement, or if Pfizer does not notify Lpath within the *** days period described above that Pfizer wishes to enter into the New Agreement, Lpath may enter into an agreement with the third party for such other indication on the same material terms and conditions contained in the Third Party LOI. If Lpath does not enter into an agreement with the Third Party on the same material terms and conditions contained in the Third Party LOI, Pfizer’s rights under this Section 3.4(b) will remain in force until the end of the ROFR Term.

(c) Right to Review New Data. During the period from the Execution Date until the *** of the Execution Date, (i) so long as Lpath has not entered into an agreement granting or conveying rights to a Third Party to develop or commercialize Licensed Products outside the Field, Lpath shall provide periodic updates regarding the general status of development of Licensed Products outside the Field, together with a summary of relevant data, and (ii) in the event that Lpath completes any clinical trial of a Licensed Product outside the Field without having first entered into an agreement obligating Lpath to license or convey rights to a Third Party to develop and/or commercialize such Licensed Product outside the Field, then Lpath shall not enter into any agreement obligating Lpath to license or convey such rights to any Third Party that has had the opportunity to review the data or results of such clinical trial until *** days after Lpath provides the same data or results to Pfizer for review.

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Section 4 GOVERNANCE OF DEVELOPMENT

4.1 Joint Development Committee.

(a) Members. Promptly after the Execution Date, the Parties shall establish a development committee (the “JDC”). Pfizer and Lpath shall each designate three (3) representatives to serve as members on the JDC and each Party shall appoint one of its representatives to act as a committee chair and the two shall act as co-chairs. Such representatives shall include individuals who have clinical trial and regulatory experience and expertise in pharmaceutical drug development. Each of Pfizer and Lpath may replace any or all of its representatives on the JDC at any time, in its sole discretion, effective upon written notice to the other Party. A Party may designate a substitute to temporarily attend and perform the functions of such Party’s designee at any JDC Meeting. Additional representatives or consultants may from time to time, by mutual consent of the Parties, attend a JDC Meeting.

(b) Responsibilities until License Effective Date. The JDC shall plan, implement and oversee all development and regulatory activities with respect to Licensed Products in the Field in the Territory during the Option Period in accordance with the Development Plan and from time to time shall revise and approve any revised Development Plan as appropriate.

(c) Role after License Effective Date. In the event that Pfizer exercises its Option, then the JDC shall thereafter serve as a forum for information exchange and discussion concerning material development activities with respect to the Licensed Products in the Field in the Territory but shall not have any decision-making authority. Without limiting Lpath’s obligations set forth in Section 5.1, the Parties agree that Lpath’s participation in the JDC after the Option Period shall not be mandatory, and Lpath may in its discretion discontinue its participation in the JDC after the Option Period.

(d) Decision-making during the Option Period. In spite of the number of Pfizer JDC members or Lpath JDC members, each Party shall have one vote and the JDC shall make decisions by consensus with respect to all matters that are the subject of JDC decision-making authority during the Option Period. If the JDC is unable to reach consensus on any matter that is before it, such matter shall be elevated to a member of the leadership team of Pfizer’s Research and Development organization (or his or her designee who shall have appropriate decision-making authority) and the Chief Executive Officer of Lpath (or his or her designee who shall have appropriate decision-making authority), and such individuals shall attempt in good faith to resolve such matter within fourteen (14) days after it is elevated to them. If such matter has been discussed by such individuals and they are not able to reach resolution within such fourteen (14) day period, then Pfizer shall make the final decision, provided that in making such decision Pfizer shall not impose on Lpath materially different or greater development obligations or responsibilities (including materially greater financial obligations or responsibilities) as compared to those set forth in the initial Development Plan attached hereto in Schedule 1.11.

(e) Limits on JDC Authority. Notwithstanding any provision of this Section 4.1 to the contrary, (i) each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JDC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing, (ii) the JDC shall not have the power to amend this Agreement or otherwise modify or waive compliance with this Agreement in any manner, and

(iii) neither Party shall require the other Party to breach any obligation or agreement that such other Party may have with or to a Third Party.

(f) Term of JDC. The JDC shall be dissolved when the first Licensed Product is ***.

(g) Meetings. During the Option Period, the JDC shall meet at least ***; thereafter, for so long as Lpath elects to continue its participation in the JDC, the JDC shall meet at least *** and at such other times, if any, as the Parties shall mutually agree (each such meeting in this sentence, a “JDC Meeting”). All JDC Meetings may be conducted in person, by videoconference or by teleconference, at such times and such Pfizer or Lpath locations as shall be determined by the JDC.

(h) Development Reports.

(i) From Lpath. During the period beginning on the Execution Date and ending on the License Effective Date, Lpath shall provide *** written reports to Pfizer summarizing material development and regulatory activities for the Licensed Products.

(ii) From Pfizer. After the License Effective Date, Pfizer shall provide written reports to Lpath summarizing material development and regulatory activities for the Licensed Products, including a reasonably detailed description of the results of development activities that describes the outcomes and top line data from clinical trials. From the License Effective Date until the first Launch of a Licensed Product in the Field in any Major Market, Pfizer shall provide these reports *** with respect to activities worldwide. From the first Launch of a Licensed Product in the Field in any Major Market until the Launch a Licensed Product in the Field has occurred in each of the Major Markets, Pfizer shall provide these reports *** with respect to activities for the Major Market(s) in which no Licensed Product has been Launched in the Field, and *** with respect to activities for the Major Market(s) in which a Licensed Product in the Field has been launched and/or countries and territories outside of the Major Markets. After a Licensed Product in the Field has been Launched in each of the Major Markets, Pfizer shall provide these reports *** with respect to activities worldwide.

(iii) Timing. Until the JDC has been dissolved, the Parties shall use Commercially Reasonable Efforts to provide the reports described in this Section 4.1(b) at least *** Business Days before the applicable JDC Meeting. After the JDC has been dissolved, Pfizer shall use Commercially Reasonable Efforts to provide such *** reports (as applicable) within *** days after written request by Lpath.

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4.2 Alliance Managers.

Promptly following the Execution Date, each Party shall designate an individual to serve as the main point of contact for each Party to exchange information, facilitate communication and coordinate the Parties’ activities under this Agreement relating to Licensed Products and to provide support to the JDC (each, an “Alliance Manager“). Each Alliance Manager shall be experienced in strategic alliance management or business development and shall have appropriate experience in the biotechnology or pharmaceutical industry. The Alliance Managers may attend all meetings between the Parties, including JDC meetings. Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party.

4.3 Minutes of JDC Meetings.

At each meeting of the JDC, the JDC shall designate an individual from one of the Parties (on an alternating basis) to keep and prepare minutes for the meeting. Definitive minutes of all JDC meetings shall be finalized no later than *** days after the meeting to which the minutes pertain. Within *** Business Days after a JDC meeting, the minute keeper for such meeting shall prepare and distribute to all members of the JDC draft minutes of the meeting. The members of the JDC shall then have *** Business Days after receiving such draft minutes to collect comments thereon and provide them to the secretary of the JDC. If the members of the JDC do not submit any comments within such time period, then the draft minutes shall be deemed final. If the members of the JDC do submit comments, then following incorporation or resolution of such comments, the secretary of the JDC shall issue final minutes.

4.4 Expenses.

Each Party shall be responsible for all expenses, travel and related costs and expenses for its representatives to attend JDC meetings of, and otherwise participate on, the JDC.

Section 5 TRANSITION; DEVELOPMENT; REGULATORY APPROVALS; ETC.

5.1 Transition Plan.

After the License Effective Date, in order to ensure the smooth transition of ongoing development activities for the Licensed Products in the Field in the Territory that Lpath has licensed to Pfizer pursuant to Section 3 and to facilitate the transfer of the Lpath Technology to Pfizer, the Parties hereby agree to use Commercially Reasonable Efforts to comply with the provisions of the transition plan (the “Transition Plan”), which is attached hereto as Exhibit B. If there is an inconsistency or disagreement between the Transition Plan and this Agreement, the terms of this Agreement shall prevail.

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5.2 Development Activities.

Until the License Effective Date (or termination of this Agreement, if earlier than the License Effective Date), Lpath, in collaboration with Pfizer through the JDC, shall perform and implement all development activities for the Licensed Products in the Field in the Territory in accordance with the Development Plan. Pfizer and Lpath shall share (a) the actual costs payable to Third Parties for activities directly related to the development of Licensed Products in the Field in the Territory that are incurred by Lpath between the Execution Date and the License Effective Date in accordance with the Development Plan, and (b) the costs already incurred or committed to by Lpath for clinical contracting services, for procuring clinical trial supplies for clinical trials for the development of Licensed Products in the Field in the Territory, stability testing of Licensed Products for the Field and other costs related to the development of Licensed Products for the Field, in each case as are specified in Schedule 5.2 (collectively, the “Shared Costs”), as set forth below. Pfizer shall be responsible for the *** of Shared Costs, and Lpath shall be responsible for the *** of Shared Costs. *** shall be responsible for any Shared Costs in excess of *** (such excess amount, the “Overage”), subject to ***. The Parties shall promptly adopt mutually agreeable procedures for the periodic true-up and reimbursement between them of any Shared Costs incurred or paid by each of them (such procedures to address the timing of reporting of costs so that such costs can be accounted for in the proper periods), and each Party shall provide the other Party with reasonable documentation of any Shared Costs incurred or paid by it, and in the interim period prior to the adoption of the mutually agreed procedures, Lpath may invoice Pfizer for the amounts specified on Schedule 5.2 and may periodically submit invoices to Pfizer for payments associated with other amounts of Shared Costs incurred after the Execution Date, and shall reasonably cooperate to provide documentation of such invoiced amounts if requested by Pfizer, and Pfizer shall pay within forty-five (45) days of such invoices.

Except as explicitly set forth in the Transition Plan, Pfizer shall have sole authority and discretion, at its own cost, for the development of all Licensed Products in the Field in the Territory after the License Effective Date, and any decisions with respect to the creation, modification and implementation of all such development activities shall be made by Pfizer. Prior to the License Effective Date neither Party would be required to undertake any registration toxicology studies of the Licensed Products for use in the Field; provided, however, that Lpath may undertake such toxicology studies, and if it does undertake such toxicology studies and the protocol for such studies has been provided to the JDC for review prior to commencement of such studies and the JDC has not objected to such protocol, then after the License Effective Date ***.

5.3 Records.

During the Term, Lpath will continue to prepare and maintain accurate records and books relating to the progress and status of its activities in relation to the development of Licensed Products in accordance with its standard practices, which practices shall be consistent with Lpath’s past practices in the ordinary course of business. After the License Effective Date, Pfizer will prepare and maintain accurate records and books relating to the progress and status of its activities in relation to the research and development of Licensed Products, in accordance with its standard practices, which practices shall be consistent with Pfizer’s past practices in the ordinary course of business.

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5.4 Regulatory Affairs.

(a) Regulatory Activities. During the Option Period, Pfizer and Lpath would work together to prepare any appropriate regulatory exchanges with governmental authorities, such as the EMA and FDA, with the objective of seeking advice and clarification on certain questions in anticipation of next steps of development of Licensed Products in the Field. Details regarding such regulatory exchanges shall be as mutually agreed upon by the Parties. During the Option Period and until the License Effective Date, Lpath, in collaboration with Pfizer through the JDC, shall be responsible for carrying out the regulatory plans and strategies for all Licensed Products in the Field as set forth in the Development Plan. In order to carry out such regulatory plans and strategies during such period, Lpath shall provide Pfizer with (A) prompt updates regarding any new regulatory information its receives, including copies of all substantive documents submitted to, or received from any Regulatory Authority that relate to the Licensed Products in the Field, and (B) except to the extent impracticable in the circumstances, an opportunity to advise on regulatory strategy prior to any substantive interactions between Lpath and any Regulatory Authority regarding the Licensed Products in the Field.

Except as explicitly set forth in the Transition Plan, after the License Effective Date, Pfizer shall have sole authority and discretion for all regulatory plans and strategies and shall own and be responsible for all regulatory filings and approvals for all Licensed Products in the Field. After the License Effective Date, Pfizer shall provide to Lpath *** reports on the status of all regulatory activities for Licensed Products in the Field while such activities are being conducted. Such reports may be combined with Pfizer’s reports on development activities for the Licensed Products prepared pursuant to Section 4.1(h).

(b) Exclusivity Rights. Pfizer shall have the sole right to apply for and secure exclusivity rights that may be available under the Law of countries in the Territory for the Licensed Products in the Field, including any data or market exclusivity periods such as those periods listed in the FDA’s Orange Book, or other similar compendium, or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 (including any pediatric exclusivity extensions or other forms of regulatory exclusivity that may be available), and all international equivalents. Lpath shall use Commercially Reasonable Efforts to cooperate with Pfizer and to take such reasonable actions to assist Pfizer, in obtaining such exclusivity rights in each country in the Territory, as Pfizer may reasonably request from time to time, at Pfizer’s expense.

(c) Safety; Pharmacovigilance. The safety units from each of the Parties shall meet and agree upon a written plan for exchanging adverse event and other safety information relating to Licensed Products in the Field in the Territory after the License Effective Date but prior to the earlier of (i) Pfizer’s initiation of any clinical or marketing activity implying pharmacovigilance obligations for the Licensed Products in the Field in the Territory or (ii) the transfer of all filings with Regulatory Authorities that relate to the Licensed Product in the Field in the Territory to Pfizer. Such written plan shall ensure that adverse event and other safety information (e.g., Individual Case Safety Reports, Developmental Safety Update Reports, other aggregate reports)

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is exchanged according to a schedule that will permit each Party to comply with local regulatory requirements.

(d) Interactions with Regulatory Authorities Prior to License Effective Date. During the period beginning on the Execution Date and ending on the License Effective Date, Pfizer shall have the right to review and comment on all correspondence between Lpath and any Regulatory Authorities and all submissions by Lpath to any Regulatory Authorities that relate to the Licensed Product in the Field in the Territory and will provide such comments, no later than *** Business Days after its receipt of such correspondence or proposed submission. Lpath shall reasonably cooperate in good faith to incorporate all such Pfizer comments (consistent with Lpath’s ethical obligations and obligations under Law). Following the incorporation of Pfizer’s comments, Lpath shall submit all such correspondence and submissions to the applicable Regulatory Authority as promptly as practicable.

5.5 Manufacture and Supply. Lpath shall procure clinical trial supplies of Licensed Products for use in the Phase Ib Study and the Phase IIa Study under the Development Plan and the costs payable to Third Parties for such supplies shall be a Shared Cost for purposes of Section 5.2. Prior to the License Effective Date neither Party shall be required to procure or make commitments for any clinical trial supplies of Licensed Products for clinical studies other than the Phase Ib Study and the Phase IIa Study in accordance with the Development Plan, including any future studies agreed to by the JDC; provided, however, that Lpath may undertake the manufacture of clinical supplies, and if it does undertake such manufacture and the specification for such manufacture have been provided to the JDC for review prior to commencement of such manufacture and the JDC has not objected to such manufacture ***.

Except as explicitly set forth in the Transition Plan, after the License Effective Date, Pfizer shall have sole authority and discretion, at Pfizer’s expense, to manufacture or have manufactured clinical and commercial supplies of all Licensed Products in the Field.

If Pfizer has established a supply chain for the manufacture of commercial supplies of the Licensed Product, and Lpath or a third party licensee is developing or commercializing a Licensed Product for an indication not in the Field, Lpath or its third party licensee agree to meet with Pfizer to discuss whether Pfizer could be the provider of commercial supplies of Licensed Product. Any such agreement would require the negotiation of a commercial supply agreement between the parties.

5.6 Disclosure of Technology. Within *** days after the License Effective Date, and from time-to-time throughout the Term, and at any time during the Term at Pfizer’s request, Lpath will disclose to Pfizer or its designated Affiliate all Lpath Technology that may be necessary or useful to Pfizer to develop, manufacture, register, or market Licensed Products in the Field and efficiently practice the licenses granted to Pfizer under this Agreement; provided, however, that with respect to manufacturing information and know-how within the Lpath Technology that is developed or obtained in connection with Licensed Products outside the Field, Lpath’s obligation to provide such information as described herein shall expire upon the expiration or termination of the last to expire of the Expansion Rights.

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5.7 Commercialization/Pricing. After the License Effective Date, Pfizer shall have sole authority and discretion for the commercialization of all Licensed Products in the Field in the Territory, including marketing, selling, promoting and distributing Licensed Products in the Field, determining commercial terms of sale and booking all Third Party sales for all Licensed Products in the Field. Pfizer shall market all Licensed Products in the Field under such Trademarks as Pfizer shall select in its sole discretion. Pfizer shall own such Trademarks. If Pfizer so requests, Lpath shall reasonably cooperate to grant Pfizer a royalty-free license to selected proprietary trademarks of Lpath (excluding trademarks related to the corporate name and logo of Lpath and trademarks used by Lpath for products other than Licensed Products in the Field) for use in connection with the marketing, sale and distribution of the Licensed Products in the Field. Pfizer acknowledges that in connection with such a trademark license, concerns regarding preservation of trademark rights may necessitate agreement between Lpath and Pfizer of procedures to review and assess quality of products with respect to which such licensed trademarks are used.

5.8 Diligence.

(a) Pfizer shall use Commercially Reasonable Efforts to develop, obtain Regulatory Approval for and Launch a Licensed Product in ***.

(b) Notwithstanding any provision of this Agreement to the contrary, Pfizer will be relieved of all diligence obligations under Section 5.8(a) to the extent that:

(i) Pfizer or Lpath receives or generates any safety, tolerability or other data reasonably indicating, as measured by Pfizer’s safety and efficacy evaluation criteria and methodology, or signaling that a Licensed Product has or would have an unacceptable risk-benefit profile for use in the Field or is otherwise not reasonably suitable for initiation or continuation of clinical studies in the Field;

(ii) Pfizer or Lpath receive any notice, information or correspondence from any applicable Regulatory Authority or any applicable Regulatory Authority takes any action that reasonably indicates that a Licensed Product is unlikely to receive Regulatory Approval in the Field.

(c) Pfizer’s achievement of the Event Milestone relating to the *** as set forth in Section 6.1, entitling Lpath to receive the corresponding Event Milestone Payment, will be conclusive evidence that Pfizer has satisfied all diligence obligations under Section 5.8(a) up to the date that such Event Milestone is achieved. In addition, Pfizer’s achievement of the Event Milestones relating to the *** as set forth in Section 6.1, entitling Lpath to receive the corresponding Event Milestone Payments, will be conclusive evidence that Pfizer has satisfied all diligence obligations under Section 5.8(a);

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(d) If Lpath is aware, becomes aware or reasonably should be aware of facts that might form a reasonable basis to allege that Pfizer has failed to meet any of its obligations under Section 5.8(a), then Lpath will promptly notify Pfizer in writing of such potential alleged performance failure (each such potential alleged performance failure, a “Diligence Issue”). Promptly upon Pfizer’s receipt of any notice of a Diligence Issue pursuant to this Section 5.8(d), the Pfizer Alliance Manager will contact the Lpath Alliance Manager to discuss the specific nature of such Diligence Issue and seek to identify an appropriate corrective course of action. If, no later than *** days after Pfizer’s receipt of such a notice, (a) the Parties have not reached consensus regarding whether Pfizer has failed to satisfy its obligations pursuant to Section 5.8(a), and (b) the Parties’ respective Alliance Managers have not agreed upon an appropriate corrective course of action for such Diligence Issue, then such Diligence Issue will be escalated and resolved by a Vice President of Pfizer (or his or her designee who shall have appropriate decision-making authority) and the Chief Executive Officer of Lpath (or his or her designee who shall have appropriate decision-making authority). If Lpath fails to notify Pfizer of a Diligence Issue pursuant to this Section 5.8(d) within *** days after the date that Lpath first discovers, or based on the information provided by Pfizer reasonably should have discovered, such Diligence Issue, then Pfizer will be deemed to have satisfied its obligations under Section 5.8(a) with respect to such Diligence Issue.

(e) If Pfizer materially breaches its obligations under Section 5.8(a) and fails to remedy such breach within *** days of Pfizer’s receipt of notice of such breach from Lpath, then Lpath may, in its sole discretion, elect to either ***. Lpath acknowledges and agrees that the elections set forth in this Section 5.8(e): (i) have been negotiated by the Parties to fully address any harm that Lpath may incur as a result of Pfizer’s material breach of Pfizer’s obligations under Section 5.8(a); and (ii) constitute Lpath’s sole and exclusive remedies with respect to any breach by Pfizer of Pfizer’s obligations under Section 5.8(a), and Pfizer acknowledges and agrees that this sentence shall not be construed to limit or preclude such recoveries or other remedies to which Lpath may be entitled at law or equity with respect to breaches of this Agreement by Pfizer other than material breach of Pfizer’s obligations under Section 5.8(a).

(f) If Pfizer makes a formal decision to discontinue all development and commercialization of Licensed Products in the Field for the Major Market Countries, or in fact discontinues development and commercialization of Licensed Products in the Field for the Major Market Countries (and does not intend to resume such material activities within *** months after such discontinuation), Pfizer agrees to notify Lpath in writing within *** days of such formal decision or discontinuation in fact.

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Section 6 FEES AND ROYALTIES.

6.1 Event Milestone Payments.

(a) In consideration of the rights granted hereunder, and subject to the terms and conditions of this Agreement, Pfizer shall pay to Lpath the amount set forth in the table below opposite the corresponding Event Milestone (each an “Event Milestone Payment”) within forty-five (45) days after the occurrence of such Event Milestone, provided that the Event Milestone Payment payable in connection with the Execution Date shall be paid by Pfizer within twenty (20) days after the Execution Date:

Event Milestone	Event Milestone Payment
Execution Date	$ 14 Million
***	$ ***
*** Clinical Study of a Licensed Product in the Field for a *** Clinical Study of a Licensed Product in the Field for *** has not occurred	$ ***

*** Clinical Study of a Licensed Product in the Field for *** Clinical Study of a Licensed Product in the Field for a ***	$ ***

If Pfizer *** Clinical Study of a Licensed Product in the Field for *** and then *** Clinical Study of a Licensed Product in the Field for *** occurs	$ ***

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Event Milestone	Event Milestone Payment
*** for a Licensed Product in the Field for a ***	$ ***

*** of a Licensed Product ***:

A. for the *** in the Field	A. $***

B. in any ***.	B. $***

*** of a Licensed Product in ***:

A. for the *** in the Field	A. $*** (but if ***)

B. in any ***	B. $***

C. if Pfizer ***, and subsequently *** of a Licensed Product for *** occurs	C. $***

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Event Milestone	Event Milestone Payment

*** of a Licensed Product in ***:

A. for the *** the Field	A. $ ***(but if the ***)

B. in any ***	B. $ ***

C. if Pfizer *** of a Licensed Product for ***, and subsequently the *** of a Licensed Product for *** occurs	C. $ ***

(b) Each of the Event Milestone Payments described in the table above shall be paid upon achievement of the corresponding Milestone Event with respect to any Licensed Product in the Field, but (i) each Event Milestone Payment shall be payable only on the first occurrence of the corresponding Event Milestone; (ii) none of the Event Milestone Payments shall be payable more than once regardless of the number of Licensed Products that are developed and/or commercialized in the Field; (iii) should a Licensed Product be replaced or succeeded by another Licensed Product, no additional Event Milestone Payments shall be due for Event Milestones already met (and the corresponding Event Milestone Payment paid) with respect to any other Licensed Product. For the avoidance of doubt, clauses (i) and (ii) of the preceding sentence, the events described in items *** set forth in the foregoing table with respect to various Milestone Events associated with *** shall each be deemed separate Milestone Events, and the corresponding payments shall be deemed separate Event Milestone Payments.

6.2 Sales Milestone Payments.

In addition to the Event Milestone Payments, in consideration of the rights granted hereunder, and subject to the terms and conditions of this Agreement, Pfizer shall pay to Lpath the following one-time payments (each, a “Sales Milestone Payment”) when aggregate Net Sales in a Pfizer Year of Licensed Products in the Field in the Territory first reach the respective thresholds indicated below:

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Annual Net Sales in Territory	Sales Milestone Payment
$ ***, if achieved within *** after first Launch of the first Licensed Product in the Field	$***

$ ***, if achieved within *** after first Launch of the first Licensed Product in the Field	$***

$ *** , if achieved within *** after first Launch of the first Licensed Product in the Field	$***

$ ***, if achieved within *** after first Launch of the first Licensed Product in the Field	$***

$ ***, if achieved within *** after first Launch of the first Licensed Product in the Field	$***

Pfizer shall make any Sales Milestone Payment payable with respect to a Pfizer Year within sixty (60) days after the end of the calendar year that most nearly coincides with the applicable Pfizer Year, and such payment shall be accompanied by a report identifying the Licensed Products, the relevant countries, Net Sales of each Licensed Product for each such country, and the amount payable to Lpath. All such reports shall be kept confidential by Lpath and not disclosed to any other Person, other than Lpath’s accountants which shall be obligated to keep such information confidential, and such information and reports shall only be used for purposes of this Agreement.

6.3 Royalty Payments.

In addition to the payments under Sections 6.1 and 6.2, in consideration of the rights granted hereunder, and subject to the terms and conditions of this Agreement, Pfizer shall pay to Lpath, with respect to each Licensed Product in the Field, an amount equal to:

(a)***% of Net Sales for the portion of Net Sales of such Licensed Product in the Field in a Pfizer Year in the Territory below or equal to *** U.S. Dollars (US $ ***); plus

(b)***% of Net Sales for the portion of Net Sales in a Pfizer Year of such Licensed Product in the Field in the Territory greater than *** U.S. Dollars (US $ ***) and less than or equal to *** U.S. Dollars (US $ ***); plus

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(c)***% of Net Sales for the portion of Net Sales in a Pfizer Year of such Licensed Product in the Field in the Territory greater than *** U.S. Dollars (US $ ***) and less than or equal to *** U.S. Dollars (US $ ***); plus

(d)***% of Net Sales for the portion of Net Sales in a Pfizer Year of such Licensed Product in the Field in the Territory greater than *** U.S. Dollars (US $ ***) and less than or equal to *** U.S. Dollars (US $ ***); plus

(e)***% of Net Sales for the portion of the Net Sales in a Pfizer Year of such Licensed Product in the Field in the Territory in excess of *** U.S. Dollars (US $ ***).

Notwithstanding the foregoing, for Net Sales based on sales of a Licensed Product in the Field in any country in the Territory, any payments owed with respect to such Licensed Product for such country pursuant to this Section 6.3 shall be reduced by *** for the remainder of the applicable Royalty Term, if at any time the following events occur or are in existence: (x) there is no Valid Claim covering the composition, sale or use of such Licensed Product in such country, or (y) Generic Market Share in such country for *** consecutive months is equal to or greater than *** (in which event, the applicable royalty reduction hereunder will apply retroactively to with respect to Net Sales of the applicable Licensed Product(s) for such ***, and Pfizer may offset any overpayment of royalties previously made for such *** that is attributable to such retroactive reduction against future royalty payments hereunder; provided, however, that future royalty payments with respect to any given Pfizer *** shall not be so reduced to recoup such overpayment to an amount that is less than *** of the royalty amounts that would otherwise be due with respect to such Pfizer ***). Notwithstanding the foregoing, the combined royalty reduction for any Licensed Product in the Field in any country resulting from clauses (x) and (y) in the preceding sentence shall be subject to a maximum reduction of ***% of the royalty amounts indicated in clauses (a) through (e) above, and in no case shall the total net royalty percentage by reason of such reductions resulting from clauses (x) and (y) in the preceding sentence be lower than *** for any Licensed Product in the Field in any country. The Parties agree and acknowledge that the payment of royalties by Pfizer to Lpath for sales in a country in which there is no Valid Claim covering the applicable Licensed Product shall represent consideration for the license to Lpath Technology granted by Lpath to Pfizer in Section 3.2(a).

6.4 Duration of Royalty Payments.

Payment obligations under Section 6.3 shall apply with respect to Net Sales of each Licensed Product in each country in the Territory prior to the expiration of the Royalty Term with respect to the applicable Licensed Product in the applicable country; and after the expiration of the applicable Royalty Term, on a Licensed Product-by-Licensed Product and country-by-country basis, Pfizer shall have a royalty-free, perpetual, irrevocable, non-exclusive, license in the applicable country, with the right to sublicense, under the Lpath Patent Rights (other than Valid Claims, if any, within the Primary Lpath Patent Rights in such country claiming the composition, use or sale of such Licensed Product in the Field) and the Lpath Technology, to manufacture, develop and commercialize such Licensed Product in the Field in such country.

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6.5 Notices of Termination.

In the event that a Party has given the other Party any notice of termination of this Agreement under Section 13, and the right of such Party to terminate pursuant to such notice is not disputed by the other Party, no further payments under Section 6.1 shall become due with respect to Milestone Events achieved following the date of such notice; provided, however, that (i) if termination does not, in fact, occur pursuant to such notice, then any such payments that would otherwise have become due shall be reinstated, and (ii) payments accrued with respect to Milestone Events achieved prior to the date of such notice shall not be affected by this Section 6.5 and shall remain due and payable in accordance with the terms of this Agreement.

Section 7 ACCOUNTING AND PROCEDURES FOR PAYMENT.

7.1 Inter-Company Sales.

Sales between or among Pfizer, its Affiliates or sublicensees shall not be subject to royalties under Section 6; provided that subsequent resale to a Third Party (which resale is not a sale between or among Pfizer, its Affiliates or sublicensees) shall be subject to royalties under Section 6. Pfizer shall be responsible for the payment of royalties on Net Sales by its Affiliates or sublicensees to Third Parties.

7.2 Currency.

All royalty payments shall be computed and paid in United States dollars. For the purposes of determining the amount of any Sales Milestone Payments or royalties due for the relevant Pfizer Quarter, the amount of Net Sales in any foreign currency shall be converted into United States dollars in a manner consistent with Pfizer’s customary practices used to prepare its audited financial reports. No more than once per year, and from time to time, upon request of Lpath, Pfizer shall provide an explanation of such customary practices of Pfizer with respect to conversion of foreign currency amounts into United States dollars that are used in connection with amounts under this Agreement.

7.3 Royalty Payments.

(a) Pfizer shall make royalty payments to Lpath with respect to each Pfizer Quarter within sixty (60) days after the end of the calendar quarter that most nearly coincides with the applicable Pfizer Quarter, and each payment shall be accompanied by a report identifying the Licensed Product, each applicable country, Net Sales for each such country, and the amount payable to Lpath, as well as the computation thereof. Said reports shall be kept confidential by Lpath and not disclosed to any other Person, other than Lpath’s accountants which shall be obligated to keep such information confidential, and such information and reports shall only be used for purposes of this Agreement.

(b) If Net Sales in any Pfizer Quarter during a given Pfizer Year are less than zero (as a result of returns or recalls of Licensed Product or any other circumstance), then Pfizer will not be obligated to pay Lpath any royalties for such Pfizer Quarter, and for purposes of calculating royalty payments with respect to the fourth Pfizer Quarter of such Pfizer Year, Net Sales for such fourth Pfizer Quarter shall be reduced by the aggregate amount of negative Net Sales in each Pfizer Quarter in which Net Sales are less than zero during the applicable Pfizer Year; provided, however, that Lpath shall not be obligated to make any payments to Pfizer whatsoever with respect to royalties attributable to negative Net Sales. If, as a result of such reduction, the aggregate Net Sales with respect to such fourth Pfizer Quarter are less than zero, then, for purposes of calculating royalty payments with respect to the first Pfizer Quarter of the next succeeding Pfizer Year, Net Sales for such first Pfizer Quarter shall be reduced by the amount of negative Net Sales in the fourth Pfizer Quarter of the immediately preceding Pfizer Year. Any adjustment for negative Net Sales described in this Section 7.3(b) shall be clearly indicated and shown in the applicable royalty reports provided by Pfizer pursuant to Section 7.3(a).

7.4 Method of Payments.

Each payment hereunder shall be made by electronic transfer in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at Pfizer’s election, to a bank account specified by Lpath to Pfizer. Lpath may change such account by written notice at least five (5) Business Days before the payment is due.

7.5 Inspection of Records.

Pfizer shall, and shall cause its Affiliates and sublicensees to, keep accurate books and records evidencing gross sales of each Licensed Product, Net Sales of each Licensed Product, including the amounts deducted from gross sales in the calculation of Net Sales from gross sales, any other adjustments or calculations in the determination of royalties payable to Lpath hereunder, and the calculation of amounts payable hereunder for each such Licensed Product, and each Party shall, and shall cause its Affiliates and sublicensees to, keep accurate books and records evidencing documentation and details regarding Shared Costs, Overages, registration toxicology costs described in Section 5.2, clinical supply costs described in Section 5.5, patent costs under Section 8.2 and any other cost or expense payable or reimbursable by one Party to the other hereunder. Each Party shall permit the other Party, by independent certified public accountants employed by the examining Party and reasonably acceptable to the Party being examined, to examine such books and records at any reasonable time, upon reasonable notice, but not later than *** years following the end of the calendar year to which such books and records relate. The foregoing right of examination may be exercised only once by each Party during each *** -month period of the Term. The Party being examined may require such accountants to enter into a reasonably acceptable confidentiality agreement, and in no event shall such accountants disclose to the examining Party any information, other than such as relates to the accuracy of the corresponding books and records and corresponding payment, and compliance with payment obligations hereunder. The opinion of said independent accountants regarding such reports and related payments shall be binding on the Parties, other than in the case of manifest error. The examining Party shall bear the cost of any such examination and review; provided that (a) in the case where the examining Party is the recipient of the relevant payments, if the examination shows an underpayment of any amount of more than *** of the amount due for the applicable period, or (b) in the case where the examining Party is the payer of the relevant payment, if the examination shows an overpayment of any amount of more than *** of the amount due for the applicable period, then in either case the Party being examined shall promptly reimburse the examining Party for the costs of such independent certified public accountants incurred in connection with such examination. If the examination reveals that a Party underpaid any amount hereunder, such Party shall promptly pay to the other Party the

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amount of any such underpayment revealed by an examination. If the examination reveals that a Party overpaid any amount hereunder, such Party shall be entitled to a full credit for any such overpayment revealed by an examination against any future payment from the overpaying Party to the other Party, but if no future payment will become payable hereunder, the other Party shall promptly pay to the overpaying Party the amount of such overpayment.

7.6 Tax Matters.

(a) VAT. It is understood and agreed between the Parties that any payments made by Pfizer under this Agreement are inclusive of any value added or similar tax imposed upon such payments and any payments made by Lpath to Pfizer under this Agreement are exclusive of any value added or similar tax imposed upon such payments.

(b) Tax Cooperation. The Parties agree to reasonably cooperate and produce on a timely basis any tax forms or reports, including an IRS Form W-8BEN if applicable, reasonably requested by the other Party in connection with any payment made by one Party to the other under this Agreement. Each Party further agrees to provide reasonable cooperation to the other Party, at the other Party’s expense, in connection with any official or unofficial tax audit or contest relating to payments made by Pfizer to Lpath under this Agreement.

(c) Withholding Tax Matters. In addition, in the event any of the payments made by Pfizer pursuant to Section 6 become subject to withholding taxes under the Laws of any jurisdiction, Pfizer shall deduct and withhold the amount of such taxes for the account of Lpath to the extent required by Law, such payment to Lpath shall be reduced by the amount of taxes deducted and withheld, and Pfizer shall pay the amount of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Lpath an official tax certificate or other evidence of such tax obligations, together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable Lpath to claim such payment of taxes. Any such withholding taxes required under applicable Law to be paid or withheld shall be an expense of, and borne solely by, Lpath. Pfizer will provide Lpath with reasonable assistance, at Lpath’s expense, to enable Lpath to recover such taxes as permitted by Law.

Section 8 PATENTS AND INFRINGEMENT.

8.1 Prosecution and Maintenance of Primary Lpath Patent Rights.

From the Execution Date, Pfizer shall have the sole right to control the prosecution and maintenance of all Primary Lpath Patent Rights (including without limitation the ***, using patent counsel reasonably acceptable to Lpath. Pfizer shall keep Lpath reasonably informed of the course of the prosecution and maintenance of Primary Lpath Patent Rights and (ii) reasonably consider Lpath’s comments regarding such matters, and (iii) reasonably endeavor to undertake all suggestions by Lpath that are not unreasonable. Until expiration of Pfizer’s Expansion Rights, Lpath shall keep Pfizer reasonably informed of the course of the prosecution and maintenance of patents and patent applications Controlled by Lpath as of the Execution Date or at any time during the Term relating to any Licensed Product outside the Field and Lpath shall reasonably consider Pfizer’s comments. In the event that Pfizer does not obtain a license for Licensed Products outside the Field through the Expansion Rights, Lpath shall thereafter keep

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Pfizer reasonably informed with respect to such patents and patent applications other than those having applicability solely outside the Field.

8.2 Patent Filing, Prosecution and Maintenance Costs of the Primary Lpath Patent Rights.

(a) Pfizer shall be responsible for and shall pay *** patent expenses incurred after the Execution Date for prosecution and maintenance of the Primary Lpath Patent Rights in the Field; provided, however, that if at any time Lpath grants a Commercial License outside the Field under any Primary Lpath Patent Right that is applicable both inside and outside the Field to any Third Party (an “Out-of-Field Licensee”) or Lpath itself Launches a Licensed Product outside the Field (“Lpath Launch”), Pfizer shall thereafter be responsible for ***% of the expenses incurred after the effective date of such Commercial License or Lpath Launch for prosecution and maintenance of such Primary Lpath Patent Right. As used herein, “Commercial License” means a license to make and sell commercial quantities of Licensed Products outside the Field, or an exclusive right to market and distribute Licensed Products outside the Field in one or more given countries; provided, however, that a license to manufacture Licensed Products for supply to Lpath or a licensee of Lpath which license does not permit resale to the public generally shall not be deemed a Commercial License. As between Lpath and Pfizer, Lpath shall be responsible for and shall pay all patent expenses for prosecution and maintenance of patents that are primarily related to Licensed Products outside the Field (including related formulation patents). With respect to Primary Lpath Patent Rights for which Pfizer controls prosecution as described above, Pfizer agrees to use reasonable efforts to file divisional applications for the purpose of segregating those claims that are primarily related to the Licensed Products outside the Field into separate patent applications for which, as described in the preceding sentence, Lpath may (as between the Parties) control prosecution and maintenance. In the event that Pfizer obtains an option or license for Licensed Products outside the Field, the Parties shall agree upon appropriate treatment of patent costs for patents outside the Field at that time.

(b) At any time during the Term, Pfizer shall have the right, in its sole discretion, to cease prosecuting and maintaining any Primary Lpath Patent Right and paying expenses therefore under this Section 8, on a country-by-country, application-by-application or patent-by-patent basis. If Pfizer decides to cease prosecuting, maintaining and paying expenses under this Section 8 with respect to a patent application or issued patent within the Primary Lpath Patent Rights, ***, and Lpath shall thereafter be free, in its discretion, to undertake responsibility for prosecution and maintenance with respect to such Primary Lpath Patent Right, at Lpath’s expense.

8.3 Prosecution and Maintenance of Secondary Lpath Patent Rights.

Lpath shall have the sole right, but not the obligation, to control the prosecution and maintenance of all Secondary Lpath Patent Rights at Lpath’s sole expense. Lpath shall keep Pfizer reasonably informed of the course of the prosecution and maintenance of Secondary Lpath Patent Rights.

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8.4 Restrictions on Transfer.

During the Term, Lpath shall not, and it shall cause its Affiliates not to, sell, assign or otherwise transfer to any Person (i) any Primary Lpath Patent Rights that are registered in the name of or Controlled by Lpath or any of its Affiliates, (ii) Lpath’s rights in any proprietary Lpath Technology directly related to Licensed Product in the Field that is licensed to Pfizer hereunder, or (iii) a controlling interest in the capital stock or securities of (A) any Affiliates of Lpath or (B) any Affiliate (other than Lpath) of any direct or indirect parent holding company of Lpath where, in the case of any such Affiliate described in this clause (iii), such Affiliate Controls Primary Lpath Patent Rights or rights in any proprietary Lpath Technology directly related to Licensed Product in the Field that is licensed to Pfizer hereunder (any such Affiliate, an “IP Subsidiary”), in each case except to an entity that acquires all or substantially all of the assets of Lpath related to Licensed Products and that either accepts assignment of this Agreement or acknowledges in writing that it takes Lpath Patent Rights and/or rights in such Lpath Technology subject to Pfizer’s rights, licenses and option hereunder. This Section 8.3 shall not be construed to restrict or prohibit Lpath or its Affiliates from manufacturing, developing or commercializing or otherwise exploiting Licensed Products outside the Field, or from granting licenses to Third Parties to do so. For purposes of this Section 8.3, a merger of Lpath with a Third Party or an acquisition of Lpath by a Third Party shall be deemed not to be a sale, license assignment or other transfer of Primary Lpath Patent Rights or Lpath Technology to any Person.

8.5 Notices and Encumbrances.

Lpath agrees that it will, and will cause its Affiliates to, execute and file those notices and other filings as Pfizer shall request be made, from time to time with the United States Patent and Trademark Office (or any successor agency) or any analogous patent office in the Territory with respect to, and to the extent consistent with, the rights granted to Pfizer under this Agreement. During the Term, Lpath agrees that it will not, and shall cause its Affiliates not to, convey any mortgages, liens, pledges, security interests, charges, encumbrances or other similar restrictions in or to the Primary Lpath Patent Rights that conflict with the licenses, rights and option granted to Pfizer hereunder. For the avoidance of doubt, the foregoing shall not be construed to restrict or prohibit Lpath or its Affiliates from manufacturing, developing or commercializing or otherwise exploiting Licensed Products outside the Field, or from granting licenses to Third Parties to do so.

8.6 Patent Term Extensions.

After the License Effective Date, Pfizer shall have the sole right, but not the obligation, to seek, in Lpath’s name if so required, patent term extensions, and supplemental protection certificates and the like available under Law, including 35 U.S.C. § 156 and applicable foreign counterparts, in any country in the Territory in relation to the Primary Lpath Patent Rights. Lpath and Pfizer shall cooperate in connection with all such activities, and Pfizer, its agents and attorneys will give due consideration to all suggestions and comments of Lpath regarding any such activities, but in the event of a disagreement between the Parties, Pfizer will have the final decision-making authority. Without limiting the generality of the foregoing, after the License Effective Date, Pfizer shall have the sole right, at its sole discretion, to elect which patent within the Primary Lpath Patent Rights to extend under any Law, including 35 U.S.C. § 156 and applicable foreign counterparts, in any country in the Territory, with respect to Licensed Products. Lpath shall not apply for an extension under any Law, including 35 U.S.C. § 156 and applicable foreign counterparts, in any country in the Territory, of any patent Controlled by

Lpath that is related to any Licensed Product either inside or outside the Field, without obtaining Pfizer’s prior, written consent. On request of Lpath or its licensee with respect to Licensed Products outside the Field, Pfizer shall reasonably discuss possible application for such extensions with respect to Licensed Products outside the Field and/or, if permitted under applicable Law, filing for such patent extensions in a given county with respect to Licensed Products outside the Field.

8.7 Interpretation of Patent Judgments.

If any claim within the Lpath Patent Rights becomes the subject of a judgment, decree or decision of a court, tribunal, or other authority of competent jurisdiction in any country, which judgment, decree, or decision is or becomes final (there being no further right of appeal or review) and adjudicates the validity, enforceability, scope, or infringement of the same, the construction of such claim in such judgment, decree or decision shall be followed thereafter in such country not only as to such claim but also as to all other claims in such country to which such construction reasonably applies, in determining whether there are any Valid Claims in such country. If at any time there are two or more conflicting final judgments, decrees, or decisions with respect to the same claim, the decision of the higher tribunal shall thereafter control, but if the tribunal be of equal rank, then the final judgment, decree, or decision more favorable to such claim shall control unless and until the majority of such tribunals of equal rank adopt or follow a less favorable final judgment, decree, or decision, in which event the latter shall control for so long as a majority of such tribunals of equal rank adopt or follow such less favorable judgment, decree or decision.

8.8 Third Party Royalty Obligations.

Subject to the following sentences, Pfizer shall be responsible for payment of all royalties due to Third Parties for the manufacture, development, use or sale of any Licensed Product in the Field in any country in the Territory by or under authority of Pfizer after the License Effective Date, including any royalty payments under existing licensing and other intellectual property agreements of Lpath existing as of the Execution Date (the “Existing Lpath Agreements”). The amount of Pfizer’s royalty payments under Section 6.3 with respect to Net Sales for such Licensed Product in such country shall be reduced by *** percent (***%) of any amounts payable by Pfizer to such Third Parties under the Existing Lpath Agreements. In addition, if Pfizer (a) reasonably determines in good faith that, in order to avoid infringement of any patent not licensed hereunder, it is reasonably necessary to obtain a license from a Third Party in order to make, have made, use, sell, offer for sale, supply, cause to be supplied, or import a Licensed Product in a country in the Territory and to pay a royalty or other consideration under such license (including in connection with the settlement of a patent infringement claim), or (b) shall be subject to a final court or other binding order or ruling requiring any payments, including the payment of a royalty to a Third Party patent holder in respect of sales of any Licensed Product in a country in the Territory, then the amount of Pfizer’s royalty payments under Section 6.3 with respect to Net Sales for such Licensed Product in such country shall be reduced by *** percent (***%) of any amounts payable by Pfizer to such Third Party. Notwithstanding the foregoing, the combined royalty reduction for any Licensed Product in the Field in any country pursuant to the preceding sentences in this Section 8.8 shall be subject to a maximum reduction of ***% of the royalty amounts indicated in clauses (a) through (e) in Section 6.3, and in no case shall the

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total net royalty percentage by reason of the preceding sentences in this Section 8.8 be lower than *** percent (***%) for any Licensed Product in the Field in any country. Notwithstanding anything herein to the contrary, in the event that both an offset for Third Party royalties as described in the preceding sentences in this Section 8.8 and a reduction the last paragraph of Section 6.3 apply with respect to royalties otherwise due for sale of a given Licensed Product in a country, (i) the offset for Third Party royalties described in the preceding sentences in this Section 8.8 shall be applied first in determining royalties due and (ii) the total net royalty percentage payable under Section 6.3 shall not in any event be reduced to less than *** percent (***%) by reason of the preceding sentences in this Section 8.8 and the last paragraph of Section 6.3 together.

8.9 Third Party Infringement.

(a) Notice. A Party will promptly notify the other in the event it becomes aware of any actual, potential, or suspected infringement of a patent under the Primary Lpath Patent Rights by any Third Party.

(b) Discussion Prior to Enforcement of Primary Lpath Patent Rights. Prior to filing a complaint or initiating other legal action against an alleged infringer to enforce one or more claims of a patent within the Primary Lpath Patent Rights (“Infringement Action”) the Parties shall discuss the advisability of undertaking such an Infringement Action, including consideration of concerns either Party may have with respect to the potential effects of such Infringement Action and with respect to the potential impact on the Primary Lpath Patent Rights and with respect to the commercial rights for Licensed Products both in and out of the Field. The Parties acknowledge that such discussion is intended only to serve as a means to discuss concerns in an advisory manner, and shall not override any right of a Party to initiate or control such an Infringement Action as set forth below once such opportunity for discussion has been provided. The Parties agree to undertake similar discussions with respect to any declaratory judgment action or other proceeding challenging the enforceability and/or validity of any claims contained in a patent within the Primary Lpath Patent Rights promptly after becoming aware of such action or proceeding. If the claims at issue have applicability both inside and outside the Field, the Out-of-Field Licensees, if any, shall have the right to participate in any such enforcement or defense discussions between the Parties, and Lpath agrees that it shall require any Out-of-Field Licensee to include Pfizer in any discussions between Lpath and such Out-of-Field Licensee with respect to legal actions by such Out-of-Field Licensee to enforce any Primary Lpath Patent Right to abate infringement of a patent within the Primary Lpath Patent Rights outside of the Field.

(c) Enforcement of Primary Lpath Patent Rights Before License Effective Date. During the Term until the License Effective Date, *** shall have the first right, but not the obligation, to institute and control an Infringement Action within the Primary Lpath Patent Rights, provided that *** shall not initiate any such Infringement Action unless *** first consents in writing. Any such Infringement Actions undertaken by *** shall be at ***’s expense, and *** shall be entitled to retain any recovery resulting from any such action. *** shall have the right, at its expense, to participate in and assist *** as ***, in its sole discretion, deems appropriate, and *** agrees to consider any reasonable input provided by ***. *** shall have the right to assume control of any Infringement Action that was initiated by *** prior to the

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License Effective Date, but which Infringement Action is ongoing after the License Effective Date.

(d) Enforcement of Primary Lpath Patent Rights After the License Effective Date. After the License Effective Date, the following shall apply:

(i) For purposes of this Section 8.9(d): (A) allegedly infringing activities that only involve the marketing or selling of pharmaceutical products for indications within the Field, and/or the conduct of clinical trials for an indication within the Field, and/or the filing of an application for Regulatory Approval of pharmaceutical products for indications within the Field, and/or the import or manufacture of products solely for such purposes, shall be “allegedly infringing activities that are within the *** Enforcement Zone (“***”) (B) allegedly infringing activities that only involve the marketing or selling of pharmaceutical products for indications outside of the Field, and/or the conduct of clinical trials for an indication outside the Field, and/or the filing of an application for Regulatory Approval of pharmaceutical products for indications outside the Field, and/or the import or manufacture of products solely for such purposes, shall be “allegedly infringing activities that are within the *** Enforcement Zone (“***”); (C) allegedly infringing activities that involve the marketing or selling of pharmaceutical products, and/or the conduct of clinical trials, and/or the filing of an application for Regulatory Approval of pharmaceutical products, and/or the import or manufacture of products for such purposes, where one or more of the foregoing is for an indication within the Field and one or more is for an indication outside the Field, shall be “allegedly infringing activities that are both in and out of the Field” and shall be included within the ***; and (D) the manufacture, use, import, sale or marketing of a product that is not for pharmaceutical use, or that cannot reasonably be determined to be for a given indication, including without limitation the manufacture of infringing products by a Person that sells such product to non-affiliated third parties without restriction on the use of such product by the purchaser, shall be “allegedly infringing activities that are both in and out of the Field” and shall be included within the ***.

(ii) Infringements Within the *** Enforcement Zone (“***”). With respect to allegedly infringing activities that are solely within the ***, as described in Section (i) above, the following shall apply:

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(A) Pfizer shall have the first right, but not the obligation, to institute and thereafter control, an Infringement Action with respect to the Primary Lpath Patent Rights, or to take such other action as Pfizer deems reasonable in the circumstances, in order to abate such infringing activities. If Pfizer intends to initiate an Infringement Action, Pfizer will notify the Out-of-Field Licensee or Lpath, as applicable, and the Out-of-Field Licensee or Lpath may elect to pay for *** percent (***%) of any expenses related to the Infringement Action. If the Out-of-Field Licensee or Lpath elects not to pay *** percent (***%) of such expenses, any Infringement Action undertaken by Pfizer pursuant to this Section 8.9(d)(i)(A) shall be at Pfizer’s expense. If Pfizer bears all costs, Lpath agrees to reasonably cooperate, as Pfizer may from time to time request and at Pfizer’s expense, in connection with such an Infringement Action, including timely commencing or joining such Infringement Action if Lpath is a necessary or indispensible party or if Lpath’s joinder is necessary to establish standing. Pfizer agrees to consider any reasonable input provided by Lpath or any Out-of-Field Licensees. Lpath shall contractually obligate any Out-of-Field Licensee to timely commence or join in any such Infringement Action, at Pfizer’s expense, if such Out-of-Field Licensee is a necessary or indispensible party or if such Out-of-Field Licensee’s joinder is necessary to establish standing.

If Pfizer pays all of the costs of the Infringement Action, Pfizer will keep all recoveries. If the Out-of-Field Licensee or Lpath elects to pay for *** percent (***%) of all costs of the Infringement Action, recoveries from such an Infringement Action would be allocated as follows (referred to herein as the “Recovery Allocation”): recoveries shall be used first to reimburse the party or parties that have paid for the Infringement Action for its attorneys’ fees and other costs and expenses of bringing or maintaining such Infringement Action (including amounts paid by a party with respect to expenses of the other parties) and any remainder shall be allocated as follows: ***.

(B) If Pfizer does not initiate an Infringement Action under Section 8.9(d)(i)(A) within *** (***) days following a written request from Lpath or an Out-of-Field Licensee to do so, an Out-of-Field Licensee (or, if Lpath has itself Launched a Licensed Product for an indication outside the Field, Lpath) shall have the right to initiate and thereafter control such Infringement Action in the name of either or both Pfizer and the Out-of-Field Licensee in order to abate such infringement, at the Out-of-Field Licensee’s expense; provided, however, that an Out-of-Field Licensee or Lpath, if applicable, shall be entitled to initiate such an Infringement Action only in the case where the following conditions are met (herein referred to as the “Enforcement Conditions”) (w) the Licensed Product for use in the Field is the first approved use of a Licensed Product in the jurisdiction in which the Out-of-Field Licensee wishes to initiate such an Infringement Action; (x) Pfizer shall have the right to intervene or otherwise participate in such Infringement Action; (y) Out-of-Field Licensee agrees to consider any reasonable input provided by Pfizer; and (z) either (1) such Out-of-Field Licensee has annual

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revenue that is equal to or exceeds *** U.S. Dollars (US $ ***) for the *** fiscal year as reported in the financial statements of the Out-of-Field Licensee; or (2) such Out-of-Field Licensee has annual revenue that is equal to or exceeds *** U.S. Dollars (US $***) for the *** fiscal year as reported in the financial statements of the Out-of-Field Licensee and the Out-of-Field Licensee uses counsel approved by Pfizer (such approval not to be unreasonably withheld) to pursue such Infringement Action. If Lpath is the party bringing the action, the Enforcement Conditions above will apply except that condition (z) will be replaced with the following different condition (z): either (1) Lpath has annual revenue that is equal to or exceeds *** U.S. Dollars (US $***) for the *** fiscal year as reported in the financial statements of the Out-of-Field Licensee; or (2) Lpath has annual revenue that is equal to or exceeds *** U.S. Dollars (US $***) for the *** fiscal year as reported in the financial statements of Lpath and Lpath uses counsel approved by Pfizer (such approval not to be unreasonably withheld) to pursue such Infringement Action or, (3) Lpath must have commercialized a Licensed Product for an indication outside the Field for at least *** years and Lpath uses counsel approved by Pfizer (such approval not to be unreasonably withheld) to pursue such Infringement Action.

Pfizer agrees to reasonably cooperate, as the Out-of-Field Licensee may from time to time request and at the Out-of-Field Licensee’s expense, in connection with such an Infringement Action, including timely commencing or joining such Infringement Action if Pfizer is a necessary or indispensible party or if Pfizer’s joinder is necessary to establish standing.

As a condition to bringing such Infringement Action against any Third Party, such Out-of-Field Licensee shall either be contractually obligated to (or, if such Out-of-Field Licensee is not contractually obligated to, shall agree in writing to) permit Pfizer, at Pfizer’s expense, to participate in and assist such Out-of-Field Licensee in such Infringement Action as Pfizer, in its sole discretion, deems appropriate. ***.

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(iii) Infringements in the *** Enforcement Zone or ***. With respect to allegedly infringing activities that are solely within the *** as described in Section (i) above, the following shall apply:

(A) The Out-of-Field Licensee (or, if Lpath has itself Launched a Licensed Product for an indication outside the Field, Lpath) shall have the first right, but not the obligation, to institute and thereafter control, an Infringement Action with respect to the Primary Lpath Patent Rights, or to take such other action as it deems reasonable in the circumstances, in order to abate such infringing activities, but the Out-of-Field Licensee or Lpath, as applicable may only exercise these rights if the Enforcement Conditions have been satisfied. Any Infringement Action undertaken by the Out-of-Field Licensee or Lpath, as applicable, pursuant to this Section 8.9(d)(ii)(A) shall be at its expense. Pfizer agrees to reasonably cooperate, as the Out-of-Field Licensee or Lpath, as applicable, may from time to time request and at the expense of the Out-of-Field Licensee (or of Lpath, if Lpath pursues such Infringement Action), in connection with such an Infringement Action, including timely commencing or joining such Infringement Action if Pfizer is a necessary or indispensible party or if Pfizer’s joinder is necessary to establish standing. Lpath shall require the Out-of-Field Licensee to agree (and, if Lpath pursues such action, Lpath agrees) to consider any reasonable input provided by Pfizer. ***.

(B) If the Out-of-Field Licensee (or, if Lpath has itself Launched a Licensed Product for an indication outside the Field, Lpath) does not initiate an Infringement Action under Section 8.9(d)(ii)(A) within *** days following a written request from Pfizer to do so, an Pfizer shall have the right to initiate and thereafter control such Infringement Action in the name of either or both Pfizer and the Out-of-Field Licensee (or Lpath if applicable) in order to abate such infringement, at Pfizer’s expense. Pfizer agrees to consider any reasonable input provided by the Out-of-Field Licensee or Lpath, as applicable. As a condition to an Out-of-Field Licensee receiving the first right to bring an Infringement Action with respect to allegedly infringing activities in the ***, such Out-of-Field Licensee shall have agreed (by contract, or otherwise in writing) to reasonably cooperate, as Pfizer may from time to time request and at Pfizer’s expense, in connection with such an Infringement Action, including timely commencing or joining such Infringement Action if such Out-of-Field Licensee is a necessary or indispensible party or if such Out-of-Field Licensee’s joinder is necessary to establish standing. As a condition of bringing such Infringement Action against any Third Party, Pfizer agrees to permit such Out-of-Field Licensee (or Lpath, if Lpath has itself Launched a Licensed Product outside the Field), at

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such party’s expense, to participate in and assist Pfizer in such Infringement Action as such party, in its sole discretion, deems appropriate. ***.

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8.10 Enforcement of Secondary Lpath Patent Rights.

Lpath shall have the sole right, but not the obligation, to initiate and control Infringement Actions with respect to Secondary Lpath Patent Rights.

8.11 Biosimilar Applications.

Each Party shall immediately give written notice to the other of any notice received from a Third Party of an application for FDA approval under the Biologics Price Competition and Innovation Act of 2009 (or any amendment or successor statute thereto) of a Generic Product referencing a Licensed Product or any certification under a similar statutory or regulatory requirement in any non-United States country in the Territory claiming that an Lpath Patent Right is invalid or that infringement will not arise from the development, manufacture or commercialization of a proposed Generic Product by a Third Party. Upon the giving or receipt of such notice, Pfizer shall have the sole right, but not the obligation, to bring an infringement action against such Third Party in connection with such certification. In the case of an Lpath Patent Right, Pfizer shall notify Lpath at least *** days prior to the date set forth by statute or regulation of its intent to exercise, or not exercise, this right.

8.12 Other Actions by a Third Party.

(a) Each Party shall promptly notify the other in the event it becomes aware of any administrative action by any Third Party involving an Lpath Patent Right, including any nullity, revocation, reexamination or compulsory license proceeding.

(b) With respect to Primary Lpath Patent Rights, Pfizer shall have the first right, but not the obligation, to defend against any such action involving a Primary Lpath Patent Right, in its own name, and any such defense shall be at Pfizer’s expense. Lpath, upon request of Pfizer, agrees to timely commence or join in any such action at Pfizer’s expense and in any event to cooperate with Pfizer at Pfizer’s expense, and in any event Pfizer agrees to consider any reasonable input provided by Lpath. If Pfizer fails to defend against any such action involving an Lpath Patent Right, then Lpath (or, if applicable, Lpath’s Out-of-Field Licensee) shall have the right to defend such action, in its own name, and as between Pfizer and Lpath any such defense shall be at Lpath’s expense. Pfizer, upon request of Lpath, agrees to timely commence or join in any such action at Lpath’s (or the Out-of-Field Licensee’s) expense and in any event to cooperate with Lpath or its Out-of-Field Licensee in any such action at Lpath’s (or the Out-of-Field Licensee’s) expense.

(c) With respect to Secondary Lpath Patent Rights, Lpath shall have the sole right, but not the obligation, to defend against any such action involving a Secondary Lpath Patent Right in its own name and any such defense shall be at Lpath’s expense.

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8.13 Compensation to Inventors.

As between Lpath and Pfizer: (i) only Lpath shall be responsible for any compensation and any other payments due to the inventors of any Lpath Patent Rights owned by Lpath; (ii) for Lpath Patent Rights licensed to Lpath under the Existing Lpath Agreements, Lpath will be responsible for payments to the applicable Third Party licensors of such Lpath Patent Rights if Pfizer makes the payments described in Section 8.8 above to Lpath (and not if Pfizer makes such payments directly to the applicable Third Party licensor of such Lpath Patent Rights under Section 8.8); and (iii) for other Lpath Patent Rights licensed to Lpath by a Third Party, only Lpath shall be responsible to make payments to the applicable Third Party licensors under the applicable license agreement for such Lpath Patent Rights.

Section 9 CONFIDENTIALITY; PUBLICATION.

9.1 Confidential Information.

(a) Pfizer and Lpath each agree that during the Term and for *** years after the Term, it will keep confidential, and will cause its Affiliates to keep confidential, all of the other Party’s Confidential Information that is disclosed to it, or to any of its Affiliates, and that it shall not, and shall cause its Affiliates not to, use any of such Confidential Information of the other Party for any purpose other than the exercise of its rights and licenses hereunder. Pfizer and Lpath each agree to take such action, and to cause its Affiliates to take such action, to preserve the confidentiality of the other’s Confidential Information (Lpath Confidential Information in the case of Pfizer, and Pfizer Confidential Information in the case of Lpath), as it would customarily take to preserve the confidentiality of its own similar types of confidential information.

(b) Each of Pfizer, Lpath and their respective Affiliates agree (i) to use the other’s Confidential Information (Lpath Confidential Information in the case of Pfizer, and Pfizer Confidential Information in the case of Lpath), only as expressly permitted in this Agreement and (ii) not to disclose the other’s Confidential Information, to any Third Parties under any circumstance without the prior consent of the other Party, except as expressly permitted in this Agreement.

(c) Permitted Disclosures.

(i) Either Party may disclose the other’s Confidential Information to the extent such disclosure is required under Law, provided that the Party so disclosing the other Party’s Confidential Information (A) provides the other Party prior notice (to the extent practicable) of such disclosure, (B) uses reasonable efforts to secure confidential treatment thereof (whether by protective order or otherwise, as applicable), and (C) agrees to cooperate, at the request and sole expense of the other Party, with the other Party’s efforts to preserve the confidentiality of such information in connection with such required disclosure.

(ii) Notwithstanding anything to the contrary in this Section 9, Pfizer may disclose Lpath Confidential Information (i) to Governmental

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Authorities (a) to the extent desirable to obtain or maintain INDs or Regulatory Approvals in the Field for any Licensed Product within the Territory, and (b) in order to respond to inquiries, requests or investigations relating to this Agreement; (ii) to outside consultants, contractors, advisory boards, managed care organizations, and non-clinical and clinical investigators, in each case to the extent desirable to develop, register or market any Licensed Product in the Field; provided that Pfizer shall obtain the same confidentiality obligations from such Third Parties as it obtains with respect to its own similar types of confidential information; (iii) in connection with filing or prosecuting Patent Rights or Trademark rights as permitted by this Agreement; (iv) in connection with prosecuting or defending litigation as permitted by this Agreement, (v) in connection with or included in scientific presentations and publications relating to Licensed Products in the Field, including abstracts, posters, journal articles and the like, and posting results of and other information about clinical trials to clinicaltrials.gov, PhRMA websites or any other analogous websites in any country in the Territory; and (vi) to the extent necessary or desirable in order to enforce its rights under this Agreement.

(iii) Notwithstanding anything to the contrary in this Section 9, Lpath may disclose Pfizer Confidential Information to: (i) Governmental Authorities (a) to the extent desirable to obtain or maintain INDs or Regulatory Approvals outside the Field for any Licensed Product within the Territory, and (b) in order to respond to inquiries, requests or investigations relating to this Agreement; (ii) to outside consultants, contractors, advisory boards, managed care organizations, and non-clinical and clinical investigators, actual or bona fide potential investors or acquirers, or actual or bona fide potential licensees or sublicensees or others on a need to know basis, in each case to the extent desirable to develop, register or market any Licensed Product outside the Field; provided that shall obtain the same confidentiality obligations from such Third Parties as it obtains with respect to its own similar types of confidential information; (iii) in connection with filing or prosecuting Patent Rights or Trademark rights as permitted by this Agreement; (iv) in connection with prosecuting or defending litigation as permitted by this Agreement, (v) subject to Section 9.2, in connection with or included in scientific presentations and publications relating to Licensed Products outside of the Field, including abstracts, posters, journal articles and the like, and posting results of and other information about clinical trials to clinicaltrials.gov, PhRMA websites or any other analogous websites in any country in the Territory; and (vi) to the extent necessary or desirable in order to enforce its rights under this Agreement. Lpath acknowledges that except as expressly required in this Agreement, Pfizer will not provide to Lpath any clinical or patient data, and or any regulatory or manufacturing information.

9.2 Scientific Publications.

Lpath shall not, and shall cause, its Affiliate and its Affiliates’ employees, consultants, contractors, licensees and agents not to publish any scientific papers or make a presentation at any scientific conference with respect to any Licensed Product in the Field without Pfizer’s prior written consent (which may be withheld in its sole and final discretion), except as may be required by Law or legal proceedings. For the avoidance of doubt, the foregoing shall not prevent Lpath from (i) disclosing or presenting information that has already been publicly disclosed as of the Execution Date by Lpath, or (ii) making any disclosure that is required by Law or legal proceedings. Lpath will provide Pfizer an advance copy of any scientific paper or presentation with respect to any Licensed Product outside the Field so that Pfizer may identify Pfizer Confidential Information for deletion or may discuss any concerns with respect to intellectual property protection. Pfizer will provide Lpath an advance copy of any scientific paper or presentation with respect to any Licensed Product inside the Field so that Lpath may identify Lpath Confidential Information regarding Licensed Products outside the Field for deletion or may discuss any concerns with respect to intellectual property protection.

9.3 Publicity.

(a) Except as set forth in Section 9.1(c) or 9.2, or this Section 9.3, (A) neither Party may make any public statement (written or oral), including in analyst meetings, concerning the terms of this Agreement, (B) Lpath may not make any public statement (written or oral), including in analyst meetings, concerning any Licensed Product in the Field, and (C) Pfizer may not make any public statement (written or oral), including in analyst meetings, concerning any Licensed Product outside the Field, except in each case where such statement: (i) is required by Law or legal proceedings, or applicable rule of a public stock exchange, (ii) is required to be contained in such Party’s financial statements prepared in accordance with generally acceptable accounting principles in the United States, (iii) has been announced previously in accordance with this Section 9.3, or (iv) has been announced previously by the other Party, so long as, in the case of (iii) or (iv) such public statement is consistent with such previously announced statement. In the case of any public statement (written or oral) that is required by Law or legal proceedings, or applicable rule of a public stock exchange, Lpath shall (x) use Commercially Reasonable Efforts to obtain confidential treatment of financial and trade secret information, and (y) if reasonably practicable under the circumstances, give Pfizer sufficient advance notice of the text so that Pfizer will have the opportunity to comment upon the statement, and give due consideration to any such comments in the final statement.

(b) Notwithstanding the foregoing, Lpath will issue a press release to announce the execution of this Agreement in the form attached hereto as Exhibit 9.3(b); thereafter, Lpath and Pfizer may each disclose to Third Parties the information contained in such press release without the need for further approval by the other. In addition, the Parties agree that each Party may individually, or in a joint press release if both Parties agree, make press releases announcing Pfizer’s exercise of its Option, the occurrence of the License Effective Date, the initiation of any clinical trial for a Licensed Product in the Field, Regulatory Approval of Licensed Products in the Field, the Launch of Licensed Products in the Field, any other event or matter that such Party is required to disclose by Law or legal proceedings or applicable rule of a public stock exchange, and such other matters as the other Party may approve, in each case after providing reasonable opportunity for review and approval of such press releases by the other Party in accordance with Section 9.3(b), below. When a Party (the “Requesting Party”) wishes to issue a press release regarding a matter described in the preceding sentence, or requests the other Party’s approval to make a press release regarding other matters, it will give the other Party (the “Cooperating Party”) through its JDC representatives (or such other representatives as the Cooperating Party may designate), a draft version of such press release for review and comment by the Cooperating Party at least *** Business Days prior to public disclosure thereof, unless earlier disclosure is required by Law or the applicable rules of a public stock exchange, in which event the draft press release shall be provided for review as much in advance of disclosure as reasonably practicable under the circumstances. If Lpath is the Requesting Party, Lpath agrees to incorporate all changes timely requested by Pfizer; provided, however, that the foregoing shall not be construed to require Lpath to incorporate changes that Lpath reasonably believes would make the disclosure false or misleading or omit a material disclosure that Lpath is required to make under Law or applicable rules of a public stock exchanger. If Pfizer is the Requesting Party, Pfizer agrees to consider all reasonable changes requested by Lpath.

9.4 Filing, Registration or Notification of the Agreement.

If a Party determines that it is required by Law, or applicable rule of a national stock exchange, to publicly file, register or notify this Agreement with a Governmental Authority, (i) such Party (the “Filing Party”) shall give reasonable advance notice to the other Party of such disclosure requirement, (ii) the Parties shall consult with one another concerning which terms of this Agreement will be requested to be redacted, and the Filing Party shall allow the other Party an opportunity to review and comment upon the redacted version of this Agreement proposed to be filed and shall reasonably incorporate proposed changes requested by the other Party (the resulting redacted version of the Agreement referred to as the “Redacted Agreement”), provided that the first version of the Agreement submitted for redaction will, at a minimum, not include financial terms or other sensitive business terms (e.g. *** ), (iii) request, and use Commercially Reasonable Efforts to obtain, confidential treatment of all terms redacted from this Agreement, as reflected in the Redacted Agreement, for a period of at least *** years, (iii) permit the other Party to review and approve such request for confidential treatment and any subsequent correspondence with respect thereto at least *** Business Days prior to its submission to such Governmental Authority, (iv) promptly deliver to the other Party any material written correspondence received by it or its representatives from such Governmental Authority with respect to such confidential treatment request and promptly advise the other Party of any other material communications between it or its representatives with such Governmental Authority with respect to such confidential treatment request, (v) upon the written request of the other Party, reasonably cooperate to request an appropriate extension of the term of the confidential treatment period, and (vi) if such Governmental Authority requests any changes to the redactions set forth in the Redacted Agreement, use Commercially Reasonable Efforts to support the redactions in the Redacted Agreement as originally filed and to discuss any changes to the Redacted Agreement with the other Party before agreeing to such changes and taking the other Party’s comments into consideration when deciding whether to agree to such changes. Each Party shall be responsible for its own legal and other external costs in connection with any such filing, registration or notification.

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Section 10 REPRESENTATIONS AND WARRANTIES.

10.1 Lpath Representations and Warranties.

As of the date hereof and as of the License Effective Date of this Agreement, Lpath hereby represents and warrants to Pfizer as follows:

(a) Lpath has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Lpath have been duly and validly authorized and approved by proper corporate action on the part of Lpath, and Lpath has taken all other action required by Law, its certificate of incorporation, by-laws or other organizational documents or any agreement to which it is a Party or to which it may be subject required to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of Pfizer, this Agreement constitutes a legal, valid and binding obligation of Lpath, enforceable against Lpath in accordance with its terms.

(b) The execution and delivery of this Agreement by Lpath and the performance by Lpath contemplated hereunder does not and will not violate any Laws or any order of any court or Governmental Authority.

(c)*** , the patents encompassed within the Lpath Patent Rights, are, or, upon issuance (if issued), will be, valid and enforceable patents and no Third Party (i) is infringing any such patents relating to any Licensed Product in development as of the date hereof or (ii) has challenged the extent, validity or enforceability of such patents (including by way of example through the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign entity).

(d)***, the manufacture, use, sale, offer for sale, supply or importation by Lpath or Pfizer (or their respective Affiliates) of the Licensed Product in the Field, as such Licensed Product was manufactured and formulated by Lpath as of the Execution Date, does not and will not infringe any issued patent of any Third Party or, if and when issued, any claim within any published patent application of any Third Party, in each case, which patent or patent application (i) is not a Controlled Lpath Patent Right as of the Execution Date and/or (ii) was not licensed to the Person who manufactured and supplied Licensed Products to Lpath as of the Execution Date.

(e) Exhibit A-1 contains a complete and correct list of all patents and patent applications within the Primary Lpath Patent Rights owned by or otherwise Controlled by Lpath, and indicating which entity owns or Controls each patent and patent application and which are owned and which are Controlled, relating to the Licensed Products.

(f) Exhibit A-2 contains a complete and correct list of all patents and patent applications within the Secondary Lpath Patent rights owned by otherwise Controlled by Lpath, and indicating which entity owns or Controls each patent and patent application and which are owned and which are Controlled, relating to the Licensed Products.

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(g) With respect to Lpath Patent Rights and Lpath Technology owned by Lpath, Lpath is the sole legal and beneficial owner of all such Lpath Patent Rights and Lpath Technology and Lpath has sufficient right, title and interest in such Lpath Patents and Lpath Technology to convey the rights and licenses to Pfizer set forth herein, without conflict with any lien, encumbrance, charge, security interest, mortgage or other similar restriction, and no Person (including any Affiliate of Lpath) has any right, interest or claim in or to, and neither Lpath nor any of its Affiliates has entered into any agreement granting any right, interest, or claim in or to, any such Lpath Patent Rights or such Lpath Technology to any Third Party (including any academic organization or agency) that conflicts with the rights and licenses conveyed or to be conveyed to Pfizer under this Agreement.

(h) With respect to the Lpath Patent Rights owned by Lpath, ***, Lpath has complied with all applicable Laws, rules and regulations, including any disclosure requirements, in connection with the filing, prosecution, and maintenance of such Lpath Patent Rights in the Territory.

(i) With respect to the Lpath Patent Rights owned by Lpath, unless specifically indicated in a patent application or patent within such Lpath Patent Rights, none of the inventions claimed in such Lpath Patent Rights were conceived or first reduced to practice using federal funding from the United States government or any other Governmental Authority.

(j) With respect to the Lpath Patent Rights owned by Lpath, Lpath has obtained assignments of all inventorship rights from all Persons listed as inventors on such Lpath Patent Rights, and all such assignments of inventorship rights relating to such Lpath Patent Rights have (for counterparts in the United States) been recorded at the United States Patent and Trademark Office and, to the knowledge of Lpath, are valid and enforceable.

(k) With respect to the Lpath Patent Rights owned by Lpath, ***, Lpath has complied with all provisions of any Laws, foreign or domestic, related to the rights as inventors of Persons that are named as inventors on such Lpath Patent Rights.

(l)***. The Third Party Licenses heretofore delivered to Pfizer represents the complete agreement and understanding between the Third Party Licensees and Lpath relating to the Lpath Patent Rights and Lpath Technology which are the subject of the Third Party Licenses. The Third Party Licenses have not been modified, supplemented or amended, other than by amendments thereto provided to Pfizer prior to the Execution Date. Except for the Third Party Licenses, there are no agreements to which Lpath or any of its Affiliates is a party pursuant to which Lpath or any of its Affiliates has a license, or an option to obtain a license, or holds an immunity from suit, with respect to patents which (i) are pending, applied for, granted or registered, and (ii) but for Lpath’s rights under such agreements, could be asserted by Third Parties to be infringed by the distribution, use, or sale of Licensed Products. The Third Party Licenses are in full force and effect, all payments to date required to be made thereunder by Lpath have been made, and Lpath is in compliance in all respects with its respective obligations thereunder.

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(m) Lpath has heretofore disclosed to Pfizer all material scientific and technical information and all information relating to safety and efficacy known to it or its Affiliates with respect to the Licensed Products in the Field.

(n) Lpath has heretofore disclosed to Pfizer all material correspondence and contact information between Lpath and the FDA and any other Governmental Authorities regarding the Licensed Products in the Field.

(o) Schedule 10.1(o) sets forth a complete and correct list of all Existing Lpath Agreements as of the Execution Date.

(p) Except for filings pursuant to the HSR Act, if any, neither the execution and delivery of this Agreement by Lpath requires Lpath to obtain any permits, authorizations or consents from any Governmental Authority, and neither the execution and delivery of this Agreement nor the performance hereof by Lpath requires Lpath to obtain any permits, authorizations or consents from any other Person, and such execution, delivery and performance will not result in the breach of or give rise to any right of termination, rescission, renegotiation or acceleration under, or trigger any other rights under, any agreement or contract to which Lpath is a party or to which it may be subject that relates to the Lpath Patent Rights, the Lpath Technology or the Licensed Products.

(q) There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of Lpath, threatened against Lpath, any of its Affiliates or any Third Party, in each case in connection with the Lpath Patent Rights, the Lpath Technology or the Licensed Products or relating to the transactions contemplated by this Agreement.

(r) Lpath has not and will not directly or indirectly offer or pay, or authorize such offer or payment, of any money or anything of value to improperly seek, or corruptly seek to influence any Government Official (as defined below). Further, Lpath undertakes to update the representations and warranties herein if (during the term of this Agreement) Lpath, or any of the employees, individuals, or subcontractors who will be primarily responsible for performing under this Agreement, or a relative of such an employee or individual or subcontractor, becomes a Government Official. Lpath will comply with Pfizer Inc.´s Anti-Bribery and Anti-Corruption Principles as set out in Exhibit C attached hereto with respect to all its activities related to Licensed Products. For purposes of this Agreement, a “Government Official” is broadly defined as and includes: (i) any elected or appointed Government Official (e.g., a member of a ministry of health); (ii) any employee or Person acting for or on behalf of a government official, agency, or enterprise performing a governmental function; (iii) any political party, officer, employee, or Person acting for or on behalf of a political party or candidate for public office; or (iv) an employee or Person acting for or on behalf of a public international organization; where “government” is meant to include all levels and subdivisions of non-US governments (i.e., local, regional, or national and administrative, legislative, or executive).

Upon written request of Pfizer, within ten (10) Business Days following the License Effective Date, Lpath shall deliver to Pfizer an updated version of Exhibit A (referenced in Section 10.1(e)), and of Schedule 10.1(o).

10.2 Pfizer Representations and Warranties.

As of the date hereof and as of the License Effective Date of this Agreement, Pfizer hereby represents and warrants to Lpath as follows:

(a) Pfizer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Pfizer have been duly and validly authorized and approved by proper corporate action on the part of Pfizer, and Pfizer has taken all other action required by Law, its certificate of incorporation or by-laws, or any agreement to which it is a party or to which it may be subject, required to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of Lpath, this Agreement constitutes a legal, valid and binding obligation of Pfizer, enforceable against Pfizer in accordance with its terms.

(b) The execution and delivery of this Agreement by Pfizer and the performance by Pfizer contemplated hereunder does not and will not violate any Laws or any order of any court or Governmental Authority, except for such violations that would not have an adverse effect on the ability of Pfizer to perform its obligation under this Agreement.

(c) Except for filings pursuant to the HSR Act, if any, neither the execution and delivery of this Agreement nor the performance hereof by Pfizer requires Pfizer to obtain any permits, authorizations or consents from any Governmental Authority (other than any regulatory approvals relating to the manufacture, use, importation or sale of any Licensed Product) or from any other Person, and such execution, delivery and performance will not result in the breach of or give rise to any right of termination under any agreement or contract to which Pfizer is a party or to which it may be subject, except for those breaches or rights that would not adversely affect the ability of Pfizer to perform its obligations under this Agreement.

(d) There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of Pfizer, threatened against Pfizer or any of its Affiliates relating to the transactions contemplated by this Agreement.

(e) Pfizer and its Affiliates have not and will not directly or indirectly offer or pay, or authorize such offer or payment, of any money or anything of value to improperly seek, or corruptly seek to influence any Government Official (as defined below) with respect to all activities related to the Licensed Product in the Field. Pfizer and its Affiliates will comply with Pfizer Inc.´s Anti-Bribery and Anti-Corruption Principles as set out in Exhibit C attached hereto with respect to all its activities related to Licensed Products in the Field. For purposes of this Agreement, a “Government Official” is broadly defined as and includes: (i) any elected or appointed Government Official (e.g., a member of a ministry of health); (ii) any employee or Person acting for or on behalf of a government official, agency, or enterprise performing a governmental function; (iii) any political party, officer, employee, or Person acting for or on behalf of a political party or candidate for public office; or (iv) an employee or Person acting for or on behalf of a public international organization; where “government” is meant to include all levels and subdivisions of non-US governments (i.e., local, regional, or national and administrative, legislative, or executive).

10.3 Disclaimer of Warranty.

EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO LICENSED PRODUCTS, LPATH PATENT RIGHTS, OR LPATH TECHNOLOGY. EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 10, EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

Section 11 ADDITIONAL COVENANTS.

11.1 Compliance with Laws.

Each of Lpath and Pfizer shall conduct, and shall use reasonable efforts to cause its Affiliates to conduct, all its activities contemplated under this Agreement in accordance with all applicable Laws of the country in which such activities are conducted.

11.2 Ordinary Course of Business.

Except as Pfizer shall otherwise consent to in writing, Lpath shall use its Commercially Reasonable Efforts (a) during the Option Period, to operate the business of Lpath with respect to Licensed Products, Lpath Patent Rights and Lpath Technology in accordance with this Agreement (and, to the extent consistent with this Agreement, in the ordinary course of business consistent with past practice of Lpath), and (b) during the Option Period, to preserve intact the Lpath Technology that had not already been provided to Pfizer, and (c) if Pfizer exercises its Option and the License Effective Date occurs, to transfer to Pfizer, in accordance with the Transition Plan, all Regulatory Approvals for Licensed Products in the Field and applications therefore and all related data for Licensed Products in the Field.

11.3 Access.

From and after the Option Exercise Date, Lpath shall, upon reasonable notice from Pfizer, provide Pfizer and its agents and representatives with reasonable access, during regular business hours, to (a) all information concerning Licensed Products in the Field, Lpath Patent Rights and/or Lpath Technology, and (b) all employees of Lpath who possess any information described in clause (a) of this Section 11.3.

11.4 Financial Covenants.

During the Option Period, Lpath agrees that it will reserve at least *** dollars ($***) of the payments made by Pfizer on the Execution Date to conduct and pay for Lpath’s share of the Phase 1b and Phase 2a Clinical Studies. Lpath will reserve at least *** dollars ($***) of the payments made by Pfizer on the Execution Date to ***. Upon request by Pfizer, Lpath will certify that it is in compliance with these financial covenants. Lpath agrees that its failure to comply with these covenants constitutes a material breach of this Agreement.

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Section 12 NON-COMPETITION. From the Execution Date until the end of the applicable Royalty Term, neither Lpath nor any of its Affiliates may, directly or indirectly, develop or commercialize in or for any country in the Territory, for treating any ***, any Licensed Product or any other ophthalmic pharmaceutical product that has at least ***.

In the event of any Change of Control of Lpath described in clause (a) or (b) of Section 1.6, the restrictions set forth in this 11.4 shall not apply with respect to any product of the acquirer of Lpath, or of any Affiliate of such acquirer that was not an Affiliate of Lpath prior to such Change of Control, that (i) is being researched, developed or commercialized at the time of, or prior to, such Change of Control by such acquirer or its Affiliate and that are not the subject of any grant of a license or any other right from Lpath immediately prior to such Change of Control or (ii) that is researched, developed or commercialized after such Change of Control independently and without reference to any of Lpath’s non-public know-how or information related to Sonepcizumab or program related to Licensed Products and/or continuing activities related to Licensed Products, if any, in such program after such Change of Control.

Section 13 TERM AND TERMINATION.

13.1 Term. This Agreement shall be effective as of the Execution Date and shall remain in effect until the expiration of the Term, except with respect to Section 3.2 (Product Licenses), which shall be effective as of the License Effective Date, and this Agreement may be terminated as set forth below.

13.2 Termination Rights.

This Agreement may be terminated as follows:

(a) If either Pfizer or Lpath materially breaches or materially defaults in the performance or observance of any of its respective obligations under this Agreement, and such breach or default is not cured within ninety (90) days after the giving of written notice by the other Party specifying such breach or default, then such other Party shall have the right to terminate this Agreement by providing the breaching Party further written notice at any time within twenty (20) days following the expiration of such ninety (90)-day period (such termination to be effective upon receipt of such further termination notice). For the purpose of this Section 13.2(a), a material breach or material default shall include a material inaccuracy in any warranty or representation contained herein. In addition, (i) Pfizer may terminate this Agreement effective immediately upon notice to Lpath, if Lpath breaches any of the representations and warranties set forth in Section 10.1(r) or if Pfizer learns that improper payments are being or have been made to Government Officials (as defined in Section 10.1(r)) by Lpath with respect to services performed or activities undertaken either on behalf of Lpath or in connection with Lpath’s provision of services to any other Party, and (ii) Lpath may terminate this Agreement upon thirty (30) days notice to Pfizer, if Pfizer or its Affiliate breaches any of the representations and warranties set forth in Section 10.2(e) or if Pfizer makes improper payments to Government Officials (as defined in Section 10.2(e)) by Pfizer or its Affiliate with respect to its development and commercialization of Licensed Products; provided, however, that such termination by Lpath for such breach of Section 10.2(e) or for improper payments by Pfizer to Government Officials will only be effective if Pfizer, in a final unappealable decision of a court

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of competent jurisdiction, has been found to have made improper payments under the Foreign Corrupt Practices Act with respect to Licensed Products, or if Pfizer has entered into a settlement with a government authority admitting that it has made such improper payments.

(b) Pfizer, upon *** days written notice to Lpath, shall have the right, at Pfizer’s sole discretion, to terminate this Agreement, such termination to be effective upon the expiration of such *** day period.

(c) In the event that Pfizer and its Affiliates discontinue development and commercialization of Licensed Products in the Field for all Major Market Countries] (and do not intend to resume such material activities within *** months after such discontinuation), Lpath shall have the right to terminate this Agreement in its entirety upon *** days written notice; provided, however, that this Agreement will not so terminate if Pfizer notifies Lpath in writing within such *** days period that Pfizer or its Affiliates intend to resume development or commercialization activities for Licensed Products in the Field for the Major Market Countries, and Pfizer or its Affiliates in fact do resume such material activities within *** days after such written notice from Lpath.

(d) Either Party shall have the right to terminate this Agreement if Pfizer exercises the Option and decides to make a filing under the HSR Act, and the License Effective Date has not occurred (for any reason) within *** days after the date that Pfizer makes such HSR filing.

13.3 Accrued Obligations.

Expiration or termination of this Agreement for any reason (x) shall be without prejudice to Lpath’s right to receive all royalties accrued under Section 6.3 prior to the effective date of such termination and, except as expressly otherwise provided in Section 6.5, any other payments due hereunder that have accrued prior to the effective date of such termination, (y) shall be without prejudice to any other remedies that either Party may otherwise have, and (z) shall not release a Party hereto from any indebtedness, liability or other obligation incurred hereunder by such Party prior to the date of termination or expiration.

13.4 Effect of Termination.

(a) Upon any termination of this Agreement pursuant to Section 13.2, all licenses, rights and options granted herein to Pfizer shall terminate, other than the license granted to Pfizer in Section 3.3 (Non-Exclusive License), a and the license granted to Lpath in Section 3.3 shall survive such termination. If a Party has given the other Party proper notice of termination of this Agreement, other than in the event of termination by Pfizer pursuant to Section 13.2(a), (i) Pfizer shall exercise its licenses under Section 3.2 during such notice period solely to the extent reasonably necessary to fulfill its obligations under this Agreement and for the orderly wind-down and transfer of the Licensed Products to Lpath, (iii) Lpath shall have the right to negotiate with Third Parties with respect to re-licensing the Licensed Products in the Field during such notice period, and (iv) during such notice period, the licenses granted to Pfizer shall become non-exclusive.

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(b) Upon any termination of this Agreement after the License Effective Date, other than a termination by Pfizer pursuant to Section 13.2(a), the following shall apply:

(i) Pfizer shall, promptly after such termination (A) transfer to Lpath ownership of all regulatory filings and Regulatory Approvals that relate solely to Licensed Products in the Field; (B) deliver to Lpath all registration toxicology and clinical data and information in Pfizer’s possession or control relating solely to Licensed Products, including for clarity, manufacturing data, if any (subject to the proviso at the end of this sentence), in the same form in which Pfizer maintains such data; and (C) deliver to Lpath, in the same form in which Pfizer maintains such items, copies of all reports, records, regulatory correspondence and other materials in Pfizer’s possession or control relating solely to the clinical development of Licensed Products, including, if applicable, any information contained in the global safety database established and maintained by Pfizer; provided that the Parties agree that any good faith failure by Pfizer to provide immaterial data, information, reports, records, correspondence or other materials to Lpath shall not be a breach of Pfizer’s obligations under this Section 13.4(b). To the extent Pfizer is able to grant Lpath sublicenses under Third Party intellectual property rights for the development, manufacture or commercialization of Licensed Products in connection with this Section 13.4(b), Pfizer and Lpath shall, if desired by Lpath, enter into an agreement covering such licenses, and Lpath shall be responsible for all royalties and other amounts payable to such Third Parties with respect to the development, manufacture or commercialization of Licensed Products.

(ii) Pfizer and Lpath will work together to transition responsibility for manufacturing of Licensed Products from Pfizer to Lpath.

If the transition occurs before the completion of *** (the “*** Transition”), Pfizer will provide to Lpath all of its remaining inventory of clinical supplies subject to negotiation of a commercially reasonable supply agreement if Lpath desires such remaining inventory of *** supplies, and in such event Lpath will purchase such inventory of clinical supplies at *** percent (***%) of Pfizer’s costs. Pfizer, in its sole discretion and subject to negotiation of a *** supply agreement with Lpath, may provide additional *** supplies to Lpath. During the *** Transition, Pfizer’s transition team, including representatives from project management, pharmaceutical sciences, drug safety, regulatory and clinical, will participate in *** day meeting with the Lpath team to plan the *** Transition, and thereafter will commit to providing *** hours to facilitate the transfer of the Licensed Product. If Lpath wishes additional support beyond the *** hours, Pfizer

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will provide such support and Lpath agrees to pay for additional *** hours at a rate of $*** per hour until the completion of such transfer.

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If the transition occurs after the completion of the final *** or *** of the Licensed Product in any country (“*** Transitions”), Pfizer shall continue to manufacture (in accordance with ***) Licensed Products for supply to Lpath or a Third Party designated by Lpath, upon request of Lpath, for a period of up to *** months, subject to negotiation of a commercially reasonable supply agreement. Lpath will purchase such supplies at *** percent (***%) of Pfizer’s costs. During the *** Transition, Pfizer will provide transition support for up to *** months.

If Licensed Products are manufactured by a Third Party contract manufacturer on behalf of Pfizer, Pfizer will use reasonable efforts to ensure that the manufacturing agreement is assignable upon transfer of the rights related to the Licensed Product. If such agreement is assignable, Pfizer will assign the contract as soon as reasonably practicable. If the supply agreement is not assignable, and Phase III Studies have been completed or the Licensed Product has been Launched in any country, Pfizer will order supplies of the Licensed Product on behalf of Lpath for up to *** months and Lpath will purchase the supplies from Pfizer at *** percent (***%) of Pfizer’s cost.

Promptly following such termination of this Agreement, the Parties shall discuss mutually acceptable procedures for forecasting or purchase order lead times that are reasonable and customary for the manufacture and supply of pharmaceutical products.

(iii) Upon request of Lpath, Pfizer or its Affiliate shall continue the conduct of any On-going Clinical Trials of Licensed Products in the Field for a period of up to *** days, at Pfizer’s expense. Upon mutual agreement of the Parties, Pfizer may continue such clinical trials beyond such *** days period, provided that the Parties agree upon applicable payments and other mutually agreed terms and conditions with respect to such continuation beyond the initial *** day period after the effective date of termination. For purposes of this Section 13.4(b)(iii), a clinical trial of a Licensed Product in the Field shall be an “On-going Clinical Trial” if, as of the effective date of termination, (A) one or more human subject have been enrolled in such clinical trial and (B) such clinical trial (including all collection of data as indicted in the applicable protocol) has not been completed.

(iv) Subject to the limitations above, the Parties shall generally cooperate reasonably and use all reasonable efforts to promptly and expeditiously facilitate the transfer of the manufacture, development (including control and performance of any on-going clinical trials) and commercialization of Licensed Products, and the transfer of related data and information, to Lpath from

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Pfizer with the goal of completing the transfer of capabilities, to the extent practicable under the circumstances, within *** days after the effective date of such termination.

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(v) If Pfizer terminates this Agreement pursuant to Section 13.2(b) based upon the reasonable determination that the Licensed Product should not be further developed and commercialized in the Field because the use of the Licensed Product in the Field by patients presents a significant safety risk, Pfizer will not be obligated to revert the program in accordance with this Section 13.4(b). If Pfizer makes such a determination regarding safety, Pfizer will provide Lpath with its safety analysis and discuss the analysis in detail with Lpath.

(c) If this Agreement terminates in its entirety pursuant to Section 13.2 (other than termination by Lpath pursuant to Section 13.2(a)) after the License Effective Date but before the *** anniversary of the Launch in any Major Market Country of a Licensed Product in the Field, Lpath shall pay Pfizer *** percent (***%) of Field-Related Licensing Revenue, when and as received by Lpath, and, if Lpath or any of its Affiliates commercializes Licensed Products in the Field, a ***% royalty on net sales (which would be calculated in the same manner as Net Sales are calculated hereunder, and would be subject to corresponding offsets equivalent in scope to those set forth in the final paragraph of Section 6.3(e) and Section 8.8 but subject to a single combined floor of ***% of net sales) by Lpath and its Affiliates of such Licensed Products in the Field until the cumulative total of such payments by Lpath equals the Termination Repayment Cap Amount. If Lpath is obligated to make payments to Pfizer under this Section, the provisions of Article 7 applicable to Pfizer will apply to Lpath.

(d) Following termination of this Agreement pursuant to Section 13.2, each of Pfizer and Lpath shall, upon request of the other Party, return or destroy all Lpath Confidential Information and Pfizer Confidential Information, respectively, disclosed to it pursuant to this Agreement, including, without limitation, all copies and extracts of documents, as promptly as practicable following receipt of such request, except that one (1) copy may be kept for the purpose of complying with continuing obligations under this Agreement.

(e) In the event that Pfizer is entitled to terminate the Agreement pursuant to Section 13.2(a) for uncured material breach by Lpath, Pfizer may, in its sole discretion, upon written notice to Lpath within *** days following expiration of the applicable cure period set forth in Section 13.2(a), elect to maintain its licenses and rights under this Agreement and forego both the exercise of its rights to so terminate this Agreement pursuant to Section 13.2(a) and also its rights to obtain, or require Lpath to pay, any damages or other monetary remedy at law attributable to such material breach by Lpath, and lieu thereof may instead offset *** the amount of the damages or monetary recovery to which Pfizer would have otherwise been entitled as a result of such uncured material breach by Lpath against subsequent payments due from Pfizer to Lpath hereunder. In the event that Pfizer so elects Pfizer may offset any amounts agreed to by the parties, and if Lpath and Pfizer cannot agree upon other amounts that may be so offset by Pfizer, the amounts, if any, awarded to Pfizer by a competent court of first impression may be offset by Pfizer. If the decision of the court is appealed by either party, then an unappealed or unappealable judgment against Lpath shall become the conclusive measure of such damages or other monetary recovery. Pfizer agrees to refund the amount of any earlier offset if the unappealable judgment against Lpath is reduced. Pfizer and Lpath acknowledge and agree that the election set forth in this Section 13.4(d): (i) have been negotiated by the Parties to fully address any harm that Pfizer may incur as a result of Lpath’s material breach of Lpath’s

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obligations under this Agreement and compensate Pfizer for foregoing its right to terminate this Agreement pursuant to Section 13.2(a) for such uncured material breach by Lpath;(ii) constitute Pfizer’s sole and exclusive monetary remedy with respect to any material breach by Lpath of Lpath’s obligations under this Agreement in the event that Pfizer makes such election., and (iii) do not limit Pfizer’s right to seek injunctive remedies for a breach of this Agreement.

13.5 Change of Control.

If there is a Change of Control of Lpath, Lpath shall notify Pfizer promptly, but in no event later than *** Business Days, following approval by Lpath’s board of directors of any transaction that constitutes a Change of Control. Pfizer shall have the right upon *** days’ notice following any such Change of Control to elect that Section 4 shall be deleted, in whole or in part, from this Agreement. If Pfizer makes any election as provided in this Section 13.5 to delete any Section, each of the Parties hereto will enter into an appropriate and customary written amendment and no Party shall have any further obligations with respect to any such deleted Section. For the avoidance of doubt, Pfizer shall be entitled, in its sole discretion, to make the elections provided for in this Section 13.5 upon each occurrence of a Change of Control.

13.6 Bankruptcy.

All rights and licenses granted under or pursuant to this Agreement by Lpath are, and shall otherwise be deemed to be for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S Bankruptcy Code. The Parties agree that Pfizer, as licensee of intellectual property under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that in the event of a rejection of this Agreement by Lpath in any bankruptcy proceeding by or against Lpath under the U.S. Bankruptcy Code, (i) Pfizer shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Pfizer’s possession, shall be promptly delivered to it upon Pfizer’s written request therefor and (ii) Lpath shall not interfere with Pfizer’s rights to intellectual property and all embodiments of intellectual property, and shall assist and not interfere with Pfizer in obtaining intellectual property and all embodiments of intellectual property from another entity. The term “embodiments” of intellectual property includes all tangible, intangible, electronic or other embodiments of rights and licenses hereunder, including all compounds and products embodying intellectual property, Licensed Product, filings with Regulatory Authorities and related rights, and Technology. All references to the U.S. Bankruptcy Code in this Section 13.6 shall be deemed to include any analogous Laws in any other relevant jurisdiction in the Territory.

Section 14 INDEMNIFICATION.

14.1 Indemnification.

(a) Lpath Indemnification. Lpath will indemnify, defend and hold each of Pfizer, Pfizer’s Affiliates, and their respective directors, officers and employees (collectively, “Representatives”), harmless from any and all Losses (as defined below) incurred by any of them as a result of Third Party claims to the extent attributable to:

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(i) the breach of any covenant, warranty or representation made by Lpath under this Agreement;

(ii) the gross negligence, recklessness, or willful misconduct of Lpath or any of its Affiliates; or

(iii) any acts or omissions by or under authority of Lpath or any of its Affiliates, or its or its Affiliates’ employees, agents, consultants, contractors, or other Third Parties, in connection with the research, development or commercialization of Licensed Products prior to the License Effective Date (except to the extent such acts or omissions are attributable to Pfizer’s exercise of its final decision-making authority under Section 4.1(d)), or following termination in whole or in part of this Agreement and the reversion of the applicable rights hereunder to Lpath in accordance with Section 13.4, (and in each case excluding acts or omissions by Pfizer or its Affiliates, or its or its Affiliates’ employees, agents, consultants or contractors).

Lpath shall not be obligated to so indemnify, defend and hold Pfizer and its Representatives harmless to the extent that such Losses are the subject of Pfizer’s indemnification obligation under Section 14.1(b) below.

(b) Pfizer Indemnification. Pfizer will indemnify, defend and hold Lpath and Lpath’s Representatives, harmless from any and all Losses incurred by any of them as a result of Third Party claims to the extent attributable to:

(i) the breach of any covenant, warranty or representation made by Pfizer under this Agreement;

(ii) the gross negligence, recklessness, or willful misconduct of Pfizer or any of its Affiliates; or

(iii) any acts or omissions by or under authority of Pfizer or any of its Affiliates or sublicensees in connection with the research, development or commercialization of Licensed Products after the License Effective Date (excluding acts or omissions by Lpath or its Affiliates, or its or its Affiliates’ employees, agents, consultants or contractors, prior to the License Effective Date, except to the extent such acts or omissions are attributable to Pfizer’s exercise of its final decision-making authority under Section 4.1(d)).

Pfizer shall not be obligated to so indemnify, defend and hold Lpath harmless to the extent that such Losses are the subject of Lpath’s indemnification obligation under Section 14.1(a) above.

14.2 Losses.

For purposes of this Agreement, “Losses” shall mean any and all costs, expenses, claims, losses, liabilities, damages, fines, royalties, governmental penalties or punitive damages, deficiencies, interest, settlement amounts, awards, and judgments, including any and all reasonable, out-of-pocket costs and expenses properly incurred as a result of a claim of a Third Party (including reasonable, out-of-pocket attorneys’ fees and all other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened).

14.3 Defense Procedures; Procedures for Third Party Claims.

(a) If a Third Party (in no event to include any Affiliate of any of the Parties) asserts a claim with respect to any matter for which a party (the “Indemnified Party”) is entitled to indemnification hereunder (a “Third Party Claim”), then the Indemnified Party shall promptly notify the Party obligated to indemnify the Indemnified Party (the “Indemnifying Party”) thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.

(b) The Indemnifying Party shall have the right, exercisable by notice to the Indemnified Party within ten (10) Business Days after receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Third Party Claim (including the right to settle the claim solely for monetary consideration) with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party.

(c) Within ten (10) Business Days after the Indemnifying Party has given notice to the Indemnified Party of its exercise of its right to defend a Third Party Claim (an “Assumption Notice”), the Indemnified Party shall give notice to the Indemnifying Party of any objection thereto, and may elect, upon written notice to the Indemnifying Party within ten (10) Business Days after the Assumption Notice from the Indemnifying Party, to defend such Third Party Claims itself, using counsel of its own choosing, at its own expense. If no such notice is given by the Indemnified Party, the Indemnifying Party shall be entitled, at its sole cost and expense, to assume direction and control of such defense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. During such time as the Indemnifying Party is controlling the defense of such Third Party Claim, the Indemnified Party shall cooperate, and shall cause its Affiliates and agents to cooperate upon request of the Indemnifying Party, in the defense or prosecution of the Third Party Claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the Indemnifying Party. In the event that the Indemnifying Party does not notify the Indemnified Party of the Indemnifying Party’s intent to defend any Third Party Claim within ten (10) Business Days after receiving written notice thereof, the Indemnified Party may (without further notice to the Indemnifying Party) undertake the defense thereof with counsel of its choice and at the Indemnifying Party’s expense (including reasonable, out-of-pocket attorneys’ fees and costs and expenses of enforcement or defense). The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to join in (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense of any Third Party Claim that the Indemnified Party is defending as provided in this Agreement.

(d) The Indemnifying Party shall not, without the prior consent of the Indemnified Party, enter into any compromise or settlement that commits the Indemnified Party to take, or to forbear to take, any action. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief (provided, however, that the Indemnified Party shall not, and shall have no authority to, agree upon equitable or other non-monetary relief which binds the Indemnifying Party), but shall not have the right to settle such Third Party Claim to the extent such Third Party Claim involves monetary damages without the prior written consent of the Indemnifying Party. Each of the Indemnifying Party and the Indemnified Party shall not make any admission of liability on behalf of the other in respect of any Third Party Claim without the prior consent of the other party, and the Indemnified Party shall use reasonable efforts to mitigate losses arising from the Third Party Claim.

14.4 Disclaimer of Liability for Consequential Damages.

IN NO EVENT SHALL ANY PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUE, SUFFERED BY PFIZER, LPATH OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, EXCEPT (A) TO THE EXTENT OF ANY SUCH DAMAGES PAID TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM WHICH IS SUBJECT TO INDEMNIFICATION PURSUANT TO SECTION 14, AND (B) IN THE EVENT OF (AND TO THE EXTENT ATTRIBUTABLE TO) AN INTENTIONAL AND WILLFUL BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT BY LPATH OR PFIZER (AS THE CASE MAY BE) CONTAINED IN THIS AGREEMENT; PROVIDED THAT THIS SECTION SHALL NOT RELIEVE EITHER PARTY FROM ITS PAYMENT OBLIGATIONS UNDER THIS AGREEMENT.

Section 15 GOVERNING LAW AND JURISDICTION.

15.1 Governing Law.

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, without regard to conflicts of law rules.

15.2 Jurisdiction.

With the exception of those matters referred for resolution by independent accountants under Section 7.5, in the event of any controversy, claim or counterclaim arising out of or relating to this Agreement, the Parties shall first attempt to resolve such controversy or claim through good faith negotiations for a period of not less than thirty (30) days following notification of such controversy or claim to the other Party. If such controversy or claim cannot be resolved by means of such negotiations during such period, then such controversy or claim shall be resolved by the United States District Court for the Southern District of New York or a local court sitting in New York, New York (collectively, the “Courts”). Each Party (a)

irrevocably submits to the exclusive jurisdiction in the Courts for purposes of any action, suit or other proceeding relating to or arising out of this Agreement and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party.

Section 16 MISCELLANEOUS.

16.1 Force Majeure.

Neither Party hereto shall be liable to the other Party for any losses or damages attributable to a default in or breach of this Agreement that is the result of war (whether declared or undeclared), acts of God, revolution, acts of terror, fire, earthquake, flood, pestilence, riot, enactment or change of Law (following the License Effective Date), accident(s), labor trouble, or shortage of or inability to obtain material equipment or transport or any other cause beyond the reasonable control of such Party; provided that if such a cause occurs, then the Party affected will promptly notify the other Party of the nature and likely result and duration (if known) of such cause and use Commercially Reasonable Efforts to reduce the effect. If the event lasts for a period of longer than *** months, the Parties shall meet and discuss appropriate remedial measures.

16.2 Severability.

If and solely to the extent that any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement or any of its provisions; provided, however, the Parties shall use their respective reasonable efforts to replace the invalid provisions in a manner that best accomplishes the original intentions of the Parties.

16.3 Waivers.

Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party or Parties waiving such term or condition. Neither the waiver by any Party of any term or condition of this Agreement nor the failure on the part of any Party, in one or more instances, to enforce any of the provisions of this Agreement or to exercise any right or privilege, shall be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

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16.4 Entire Agreements; Amendments.

This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes all agreements or understandings, verbal or written, made between Lpath and Pfizer before the date hereof with respect to the subject matter hereof, including the Confidential Disclosure Agreement between the Parties dated *** and the Confidential Disclosure Agreement between the Parties dated ***. All Lpath Confidential Information disclosed to Pfizer prior to the License Effective Date will be deemed to have been disclosed pursuant to this Agreement. None of the terms of this Agreement shall be amended, supplemented or modified except in writing signed by the Parties.

16.5 Survival.

The provisions of Section 3.3 (Non-Exclusive License), Section 7.5 (Inspection of Records), Section 9 (Confidentiality), Section 13.3 (Accrued Obligations), Section 13.4 (Effect of Termination), Section 14 (Indemnification), and Section 15 (Governing Law and Jurisdiction), as well as any other Sections or defined terms referred to in such Sections or necessary to give them effect shall survive termination or expiration of this Agreement and remain in force until discharged in full.] Furthermore, any other provisions required to interpret and enforce the Parties’ rights and obligations or to wind up their outstanding obligations under this Agreement shall survive to the extent required.

16.6 Assignment.

(a) Neither this Agreement nor any rights or obligations of either Party to this Agreement may be assigned or otherwise transferred by either Party without the consent of the other Party; provided, however, (i) either Party may, without such consent, assign this Agreement, in whole or in part: (x) to a Third Party where a Party or its Affiliate is required, or makes a good faith determination based on advice of counsel, to divest any of the Licensed Products in order to comply with Law or the order of any Governmental Authority as a result of a merger or acquisition; or (y) to a Third Party who acquires all or substantially all of the assets or the business line to which this Agreement relates and (ii) Pfizer may, without such consent, assign this Agreement, in whole or in part to any of its Affiliates.

(b) Any purported assignment in violation of this Section 16.6 shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

16.7 Independent Contractor.

The relationship between Lpath and Pfizer is that of independent contractors. Lpath and Pfizer are not joint venturers, partners, principal and agent, employer and employee, and have no other relationship other than independent contracting parties. The Parties’ obligations and rights in connection with the subject matter of this Agreement are solely and specifically as set forth in this Agreement, and the Parties acknowledge and agree that neither Party owes the other any fiduciary or similar duties or obligations by virtue of the relationship created by Agreement. Without limiting the foregoing, the Parties also acknowledge and agree that if a court of competent jurisdiction or an arbitrator should determine that, notwithstanding the terms of this Section 16.7, that such fiduciary or similar duties or obligations exist, the Parties hereby waive such duties and obligations and agree not to assert or rely upon such duties or obligations in connection with any dispute arising out of or relating to this Agreement.

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16.8 Notices.

Each communication and document made or delivered by one Party to another under this Agreement shall be made in the English language. All notices, consents, approvals, requests or other communications required hereunder given by one Party to the other hereunder shall be in writing and made by registered or certified air mail, express overnight courier or delivered personally to the following addresses of the respective Parties:

If to Lpath:	Lpath, Inc.
6335 Ferris Square, Suite A
San Diego, CA 92121
U.S.A.
Attention:
Chief Executive Officer

with a copy to:	Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
U.S.A
Attention: David W. Stevens

If to Pfizer:	Pfizer Inc.
235 East 42nd Street
New York, New York 10017-5755
U.S.A.
Attention: Senior Vice President and Managing Director, Business Transactions

with a copy to:	Pfizer Inc.
235 East 42nd Street
New York, New York 10017-5755
U.S.A.
Attention: General Counsel

Notices hereunder shall be deemed to be effective (a) upon receipt if personally delivered, (b) on the *** Business Day following the date of mailing if sent by registered or certified air mail; (c) on the *** Business Day following the date of transmission or delivery to the overnight courier if sent by facsimile or overnight courier. A Party may change its address listed above by sending notice to the other Party in accordance with this Section 16.8.

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16.9 Third Party Beneficiaries.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either Party. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.

16.10 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns.

16.11 Counterparts.

This Agreement may be executed in any two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

[Remainder of this Page Intentionally Blank.]

16.12 Headings.

Headings in this Agreement are included herein for ease of reference only and shall have no legal effect. References to the Parties, Sections, Schedules, and Exhibits are to the Parties, Sections, Schedules and Exhibits to and of this Agreement unless otherwise specified.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed by their duly authorized officers upon the date set out below.

Lpath, Inc.		Pfizer Inc.

By:	/s/ Scott Pancoast	By:	/s/ Michael Dolsten

Name:	Scott Pancoast	Name:	Michael Dolsten

Title:	President & CEO	Title:	President Worldwide Research & Development

SCHEDULE 1.11 – PART A

INITIAL DEVELOPMENT PLAN

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SCHEDULE 1.11 – PART B

NEXUS STUDY SYNOPSIS

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SCHEDULE 1.11 – PART C

PEDIGREE STUDY SYNOPSIS

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SCHEDULE 1.11 – PART D

Timelines PEDigree and Nexus v. .2 2010-12-08 and Budget

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SCHEDULE 1.11 – PART E

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SCHEDULE 1.46

STUDY REPORT INFORMATION FORMAT

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SCHEDULE 1.64a

SEQUENCE OF SONEPCIZUMAB

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SCHEDULE 1.64b

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SCHEDULE 5.2

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EXHIBIT 9.3(b)

PRESS RELEASE

Lpath Grants Pfizer Exclusive Option for Worldwide License for iSONEP

San Diego, December 20, 2010: Lpath, Inc. (OTCBB: LPTN) has entered into an agreement providing Pfizer (NYSE: PFE) with an exclusive option for a worldwide license to develop and commercialize iSONEP™, Lpath’s lead monoclonal antibody product candidate, which is being evaluated for the treatment of wet age-related macular degeneration (wet AMD) and other ophthalmology disorders. iSONEP is scheduled to begin a Phase 1b clinical trial in wet AMD patients with Pigment Epithelial Detachment (PED), a complication of wet AMD, in the first quarter of 2011 and a Phase 2a clinical trial in wet AMD patients in the second quarter of 2011.

Generated via Lpath’s proprietary ImmuneY2TM drug-discovery platform, iSONEP is a humanized monoclonal antibody that binds and neutralizes the bioactive lipid, sphingosine-1-phosphate (S1P). Targeting S1P is a novel approach to address serious unmet medical needs in wet AMD, a condition that affects millions worldwide. In iSONEP’s completed phase I trial in wet AMD patients, several subjects showed signs of biological activity, including lesion regression and complete resolution of PED.

Under the terms of the agreement, Pfizer will provide Lpath with an upfront option payment of $14 million in addition to sharing the cost of the planned Phase 1b and Phase 2a trials. Following completion of the two studies, Pfizer has the right to exercise its option for worldwide rights to iSONEP for an undisclosed option fee and, if Pfizer exercises its option, Lpath will be eligible to receive development, regulatory and commercial milestone payments that could total up to $497.5 million; in addition, Lpath will be entitled to receive tiered double-digit royalties based on sales of iSONEP. As part of the agreement, Lpath has granted to Pfizer a time-limited right of first refusal for ASONEP™, Lpath’s product candidate that is being evaluated for the treatment of cancer. Two Phase 2a trials are currently planned to further assess ASONEP’s efficacy and safety in cancer patients.

“We have been impressed by Lpath’s innovative approach in targeting bioactive lipids with iSONEP and the potential opportunity to significantly add to current standard of treatment in retinal disease.” said Mikael Dolsten, president of Pfizer Worldwide Research and Development.

“This risk sharing collaboration is led by our External Research Unit, whose mission is to develop high-impact medicines leveraging a virtual R&D model. We look forward to building the External Research Unit’s portfolio through additional innovative deals with prospective future partners,” added Uwe Schoenbeck, VP and CSO, External R&D Innovation.

“We are thrilled to partner with Pfizer, a company that has demonstrated a commitment to innovative solutions and partnerships for the development of treatments across a wide spectrum of disease,” says Scott Pancoast, chief executive officer of Lpath. “As we work with the Pfizer team to advance iSONEP through the next stage of clinical development, we expect to further demonstrate the important role that bioactive lipids play in disease processes. Lpath’s unique ability to generate monoclonal antibodies to these targets presents a wealth of potential opportunity for new and innovative medicines over time.”

About iSONEP

iSONEP is a humanized monoclonal antibody that binds to and inhibits the function of the S1P ligand (sphingosine-1-phosphate). Growing evidence suggests that the bioactive lipid S1P may contribute to both the early and the late stages of maladaptive retinal remodeling associated with wet AMD. S1P has demonstrated a non-VEGF-dependent pro-angiogenic effect and several other effects not exhibited by VEGF in nonclinical models. Therefore, inhibiting the action of S1P may be a novel and effective therapeutic treatment for wet AMD that may offer significant advantages over exclusively anti-VEGF approaches (or act synergistically with them) to address the complex processes and multiple steps that ultimately lead to vision loss.

About Lpath

San Diego-based Lpath, a therapeutic antibody company, is the category leader in lipidomics-based therapeutics, an emerging field of medicine that targets bioactive signaling lipids for treating a wide range of human disease. Lpath’s ImmuneY2™ drug-discovery engine has the unique ability to generate therapeutic antibodies that bind to and inhibit bioactive lipids that contribute to disease. The company is advancing three drug candidates, two of which — iSONEP for wet AMD and ASONEP for cancer — have completed Phase 1 clinical trials. For more information, visit www.Lpath.com.

About Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that the agreement between Lpath and Pfizer will continue for any length of time or that the milestones stated in such agreement will be met. In addition, there is no assurance that results will be timely, necessary regulatory approvals will be obtained, the proposed treatments will prove to be safe or effective, or required clinical trials will be ultimately successful. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, our limited experience in the development of therapeutic drugs, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on research grants, current and future competition, and other risks described from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Lpath, Inc.	Lpath Investor Relations
Scott R. Pancoast	Liolios Group, Inc. (949) 574-3860
President & CEO	Ron Both: ron@liolios.com
858-678-0800 x104	Geoffrey Plank: geoffrey@liolios.com
spancoast@Lpath.com	info@liolios.com

SCHEDULE 10.1(o)

EXISTING LPATH AGREEMENTS

August 2, 2005: Research Collaboration Agreement between AERES Biomedical Ltd. and Lpath, Inc. (Humanization of SphingomabTM) and amended September 30, 2008.

August 8, 2006: License Agreement between Lonza Biologics plc and Lpath, Inc. (Manufacturing SonepcizumabTM)

EXHIBIT A-1

PRIMARY LPATH PATENT RIGHTS

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EXHIBIT A-2

SECONDARY LPATH PATENT RIGHTS

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EXHIBIT B

TRANSITION PLAN

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EXHIBIT C

PFIZER ANTI-BRIBERY AND ANTI-CORRUPTION PRINCIPLES

Pfizer Corporate Policy # 201 (Lawful and Ethical Behavior) provides that Pfizer colleagues must conduct all Pfizer business in a lawful and ethical manner, in accordance with applicable laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). The FCPA prohibits making, promising, or authorizing the making of a corrupt payment or providing anything of value to a government official to induce that official to make any governmental act or decision to assist a company in obtaining or retaining business. The FCPA also prohibits a company or person from using another company or individual to engage in any of the foregoing activities. As a U.S. company, Pfizer must comply with the FCPA and could be held liable as a result of acts committed anywhere in the world by a Pfizer consultant, agent, or representative, or even by a company acting on behalf of Pfizer (“Business Associates”). Therefore, Pfizer requires all of its Business Associates to conduct their Pfizer-related work in accordance with these principles.

Definition of a Government Official

Under Pfizer’s policies, “government official” is broadly interpreted and includes: (i) any elected or appointed government official (e.g., a member of a ministry of health); (ii) any employee or person acting for or on behalf of a government official, agency, or enterprise performing a governmental function; (iii) any political party, officer, employee, or person acting for or on behalf of a political party or candidate for public office; or (iv) an employee or person acting for or on behalf of a public international organization (e.g., the United Nations). “Government” is meant to include all levels and subdivisions of governments (i.e., local, regional, or national and administrative, legislative, or executive). Because this definition of “government official” is so broad, it is likely that Business Associates will interact with a government official in the ordinary course of their business on behalf of Pfizer. For example, doctors employed by state-owned hospitals could be considered “government officials” under Pfizer’s policies.

FCPA, Anti-Corruption and Anti-Bribery Principles

Business Associates may not directly or indirectly make, promise, or authorize the making of a corrupt payment or provide anything of value to any government official to induce that government official to make any governmental act or decision to help Pfizer obtain or retain business. Business Associates may never make a payment to or offer a government official any item or benefit, regardless of value, as an improper inducement for such government official to approve, reimburse, prescribe, or purchase a Pfizer product, to influence the outcome of a clinical trial, or otherwise improperly to benefit Pfizer’s business activities.

Understand and Follow Local Laws

Business Associates need to understand whether local laws, regulations, or operating procedures (including requirements imposed by government entities such as state-owned hospitals or research institutions) impose any limits, restrictions, or disclosure requirements on compensation, financial support, donations, or gifts that may be provided to government officials. Business Associates must take into account and comply with any applicable restrictions in conducting their Pfizer-related activities. If a Business Associate is uncertain as to the meaning or applicability of any identified limits, restrictions, or disclosure requirements with respect to interactions with government officials, that Business Associate should consult with his or her primary Pfizer contact before undertaking their activities.